UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Cable One, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

210 E. Earll Drive Phoenix, AZ 85012

April 12, 2022

Dear Fellow Stockholders:

Please join us for Cable One, Inc.’s Annual Meeting of Stockholders on Friday, May 20, 2022, at 8:00 a.m., Arizona Time (PDT). The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/CABO2022.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 12, 2022. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the internet at the Annual Meeting. We encourage you to vote by internet, by telephone or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Cable One, Inc.

Sincerely,

Julia M. Laulis

Chair of the Board, President and

Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2022

The 2022 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held on Friday, May 20, 2022, at 8:00 a.m., Arizona time (PDT). You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CABO2022. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting. The Annual Meeting is being held for the following purposes:

1.

To elect seven directors to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2021.

4.

To approve the Company’s Amended and Restated Certificate of Incorporation, as amended and restated to reduce the requirement in the Company’s existing Amended and Restated Certificate of Incorporation that the affirmative vote of the holders of 66 2/3% of the combined voting power shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Company to a majority of the combined voting power standard.

5.	To approve the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan.

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on April 4, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. Please sign and return your proxy card or voting instruction form at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the enclosed Proxy Statement and proxy card or voting instruction form. You may revoke your proxy at any time before it has been voted at the meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions as provided by your broker, bank or other nominee.

By Order of the Board of Directors,

Peter N. Witty

Secretary

Phoenix, Arizona

April 12, 2022

CABLE ONE, INC.

210 E. Earll Dr.

Phoenix, Arizona 85012

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Cable One, Inc. 2022 Annual Meeting of Stockholders (the “Annual Meeting”)

Date and Time:	Friday, May 20, 2022, at 8:00 a.m., Arizona time (PDT)

Virtual Location:

www.virtualshareholdermeeting.com/CABO2022. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Record Date:	April 4, 2022

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 12, 2022 to stockholders entitled to vote at the Annual Meeting.

Who Can Vote

Stockholders of record as of the close of business on April 4, 2022 (the “Record Date”) may vote at the Annual Meeting. Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

How to Cast Your Vote

You can vote using any of the following methods:
Over the internet at www.proxyvote.com or scan the QR code on your proxy card or voting instruction form with your mobile device. We encourage you to vote this way.
By toll-free telephone at 1-800-690-6903.
By completing and mailing your proxy card or voting instruction form.

You can attend the Annual Meeting online and vote your shares electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CABO2022. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Voting Matters and Board Recommendations

The Board of Directors (the “Board”) of Cable One, Inc. (the “Company, “we,” “us,” “our” or “Cable One”) recommends you vote as follows:

Proposal	Board Recommendation	Page Number
1. Election of Directors: The election of the seven director nominees named in this Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws, as amended (our “By-laws”).	FOR each nominated director ☑	13
2. Ratification of Appointment of Independent Registered Public Accounting Firm: The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the year ending December 31, 2022.	FOR ☑	26
3. Advisory Vote on Executive Compensation: The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”) for 2021 (also referred to as the “say-on-pay” vote).	FOR ☑	52
4. Approval of Amended and Restated Certificate of Incorporation, As Amended and Restated: The approval of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), as amended and restated to reduce the requirement in the Company’s existing Amended and Restated Certificate of Incorporation that the affirmative vote of the holders of 66 2/3% of the combined voting power shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Company (the “Supermajority Vote Requirement”) to a majority of the combined voting power standard.	FOR ☑	53
5. Approval of Omnibus Incentive Compensation Plan: The approval of the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan.	FOR ☑	54

2	Cable One, Inc. ▪ 2022 Proxy Statement

2021 Strategic, Operational and Financial Highlights

Strong Customer and Revenue Growth

■

Driven by strong organic growth, low customer churn and strategic M&A activity, we added approximately 180,000 residential data customers year-over-year, an increase of 23.2%. Excluding the acquisitions we closed throughout the year, we added approximately 50,000 residential data customers in 2021, completing one of our strongest organic growth years on record.

■	We also experienced significant growth in business data customers and revenues during 2021, and our business services revenues increased $74.1 million, or 31.6%, in 2021 as compared to 2020.

Capital Investments and Strategic Transactions

■

During 2021, we continued to make significant investments in our business consistent with our strategic focus to enhance the growth of our higher margin businesses, namely residential data and business services. We have continued to make ongoing investments in our acquired systems, which has increased our broadband capacity and reliability. We have invested nearly $950 million over the last three years to bring fast, reliable high-speed data service to our markets.

■

During 2021, we (i) acquired the remaining approximately 85% equity interest that we did not already own in Hargray Acquisition Holdings, LLC, a data, video and voice services provider to residential and business customers throughout Alabama, Florida, Georgia and South Carolina (“Hargray”); (ii) acquired certain assets and assumed certain liabilities from Cable America Missouri, LLC, a data, video and voice services provider in central Missouri (“CableAmerica”); and (iii) completed several strategic investments to further our vision to provide high-quality broadband service to small cities and large towns throughout rural America.

■

On January 1, 2022, we closed on a joint venture transaction in which we contributed certain fiber assets to a newly formed entity, Clearwave Fiber LLC (“Clearwave Fiber”). Clearwave Fiber intends to invest heavily in bringing fiber-to-the-premises service to residential and business customers across its existing footprint and in near adjacent areas.

Another Year of Strong Financial Results

■

Our net income was $291.8 million in 2021, a decrease of 4.1% year-over-year. Our 2021 Adjusted EBITDA was $839.3 million, an increase of 24.5% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”).

■

Our net cash provided by operating activities was $704.3 million in 2021, an increase of 22.6% year-over-year. Our 2021 Adjusted EBITDA less capital expenditures was $447.4 million, an increase of 17.5% year-over-year. See Annex A of this Proxy Statement for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP.

Cable One, Inc. ▪ 2022 Proxy Statement	3

ESG Highlights

Environmental Matters

■	Our annual truck rolls per thousand customer relationships have decreased by approximately 12% since 2017.

■	We have proactively reduced electronic waste by approximately ten tons through the recycling of used computers and monitors.

■

We assisted our customers in reducing their electricity use through the replacement of set top boxes with the launch of Sparklight® TV, an internet protocol-based (“IPTV”) video service that allows customers with our Sparklight TV app to stream our video channels from the cloud.

■

More than 50% of our customers are now enrolled in paperless billing. We have partnered with the Arbor Day foundation to plant 110,000 trees on behalf of customers who have already switched to paperless billing, and we are committed to planting an additional 10,000 trees annually.

Social Matters

■

During 2021, we increased female representation in our management and across the company, and also saw an increase in ethnic diversity across the company. We also received positive results from our 2021 Associate Satisfaction Survey, with our diverse associates indicating that they were as satisfied or slightly more satisfied than our other associates.

■

We have created and delivered 40 hours of Inclusion & Diversity education programs as well as 18 hours of unconscious bias training, and our entire senior management team has completed unconscious bias training.

■

In 2021, we launched the Cable One Charitable Giving Fund, which provides $250,000 in grants annually to local nonprofit organizations in our markets, concentrating support in the areas of education and digital literacy, hunger relief, and community development.

■

We have donated more than 2,000 Chromebooks since 2014 to Title I schools in an effort to drive digital literacy, and have also donated approximately 32 tons of food since 2019 to local food banks in the communities where we work and live.

Governance Matters

■	60% of the Board consists of female directors, including one who is African American.

■	Women hold key leadership positions, including serving as:

o	The Chair of the Board, President and Chief Executive Officer;
o	The Chair of the Audit Committee; and
o	The Chair of the Compensation and Talent Management Committee.

■	Each of the last three open positions on the Board has been filled with a female director, including one who is African American.

■

During 2021 and 2022, we conducted extensive outreach efforts to stockholders estimated to hold over 86% of our outstanding shares of common stock in order to solicit feedback on corporate governance matters.

■

In response to stockholder feedback, we recently adopted a proxy access by-law and are seeking stockholder approval at the Annual Meeting to amend the Supermajority Vote Requirement in our Charter in order to reduce the approval requirement for stockholders to adopt, amend, alter or repeal any provision of our By-laws to a majority of the combined voting power standard. Please read “Proposal 4: Approval of Amended and Restated Certificate of Incorporation”

4	Cable One, Inc. ▪ 2022 Proxy Statement

Governance Highlights

Board Independence

■	90% of the Board consists of independent directors.
■

Every member of the Audit, Compensation and Talent Management, and Nominating and Governance Committees are independent under New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Board Diversity

■	60% of the Board consists of female directors, including one who is African American.

Board Tenure and Refreshment

■	Nine of our ten directors have served on the Board for less than seven years.
■	We have added three new directors to the Board over the past three years.

Board Declassification

■

We are in the process of declassifying our Board over a three-year phase-in period which will be completed at our 2023 Annual Meeting of Stockholders and starting at our 2023 Annual Meeting of Stockholders all of our directors will be elected on an annual basis.

Policies Regarding Company Equity

■	We maintain robust executive and non-employee director stock ownership guidelines.
■

Our Clawback Policy provides for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

Stockholder Rights

■	Under the terms of our By-laws, we have a majority voting requirement in uncontested director elections.
■	We have not adopted a stockholder rights plan.
■	Customary proxy access provisions are included in our By-laws.

Cable One, Inc. ▪ 2022 Proxy Statement	5

Executive Compensation Program Highlights

We believe our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to hire and retain talented individuals in a competitive marketplace.

Key Objectives of Our Executive Compensation Program

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short-term and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

Executive Compensation Best Practices

■	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

■

Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts).

■	The Compensation and Talent Management Committee of the Board (the “C&TM Committee”) engages an independent compensation consultant.

■	We maintain robust executive and non-employee director stock ownership guidelines.

■

Our Clawback Policy provides for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

■	The C&TM Committee conducts an annual risk assessment of our compensation program.

■	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

■	We generally do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

■	We provide only limited perquisites to our NEOs.

■

Neither of the Cable One, Inc. 2015 Omnibus Incentive Compensation Plan, as amended and restated (the “2015 Plan”), or the proposed Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “2022 Omnibus Plan”) allows for the repricing of options or stock appreciation rights (“SARs”) without stockholder approval nor does either plan contain an “evergreen” or automatic share replenishment provision.

6	Cable One, Inc. ▪ 2022 Proxy Statement

Proposal 1: Election of Directors (page 13)

The following tables present certain information, as of April 4, 2022, concerning each nominee for election as a director at, and each director whose term of office will continue after, the Annual Meeting. Please read “Proposal 1: Election of Directors - 2021 Annual Meeting Voting Results and Stockholder Outreach” for information regarding the Board’s determination to nominate Mr. Gayner for election at the Annual Meeting.

Director Nominees
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Brad D. Brian	70	2015	Chair of the law firm Munger, Tolles & Olson LLP	✔	C&TM; Nominating and Governance	0
Thomas S. Gayner	60	2015	Co-Chief Executive Officer of Markel Corporation	✔ (Lead Independent Director)	Executive; Nominating and Governance	2(a)
Deborah J. Kissire	64	2015	Retired Ernst & Young LLP partner	✔	Audit	3
Julia M. Laulis	59	2017	Chair of the Board, President and Chief Executive Officer of Cable One		Executive	1
Thomas O. Might	70	1995	Retired Executive Chairman of Cable One	✔	—	0
Kristine E. Miller	58	2019	Former Senior Vice President, Chief Strategy Officer of eBay Inc.	✔	C&TM	0
Katharine B. Weymouth	55	2015	COO at FamilyCare, Former Publisher and Chief Executive Officer of The Washington Post	✔	C&TM	3(b)

Directors Continuing in Office
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Mary E. Meduski	63	2019	President and Chief Financial Officer of TierPoint, LLC and Cequel III, LLC	✔	Audit; Nominating and Governance	0
Sherrese M. Smith	50	2020	Managing Partner of Paul Hastings LLP	✔	Audit; Nominating and Governance	1
Wallace R. Weitz	72	2015	Founder of Weitz Investment Management, Inc.	✔	Audit; C&TM; Executive	1

(a) In addition to service on the public company boards referenced above, Mr. Gayner serves on the board of The Davis Series Mutual Funds.

(b) In addition to service on the public company boards referenced above, Ms. Weymouth serves on the board of Sequoia Fund, Inc.

Cable One, Inc. ▪ 2022 Proxy Statement	7

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 26)

The following table provides summary information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2021 and 2020.

	2021	2020
Audit Fees	$3,078,427	$2,639,156
Audit-Related Fees	6,293	15,453
Tax Fees	—	—
All Other Fees	7,800	2,700
Total	$3,092,520	$2,657,309

Proposal 3: Advisory Vote to Approve Executive Compensation for 2021 (page 52)

We are asking our stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2021 Annual Meeting of Stockholders, nearly 98% of the votes cast were in favor of our say-on-pay proposal.

Proposal 4: Approval of Amended and Restated Certificate of Incorporation (page 53)

Upon the recommendation of the Board, we are asking stockholders to approve amending and restating our Charter to reduce the required stockholder vote to adopt, amend, alter or repeal any provision of our By-laws from a 66 2⁄3% of the combined voting power standard to a majority of the combined voting power standard.

Proposal 5: Approval of the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (page 54)

We are asking stockholders to approve the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan, which is intended to replace the existing 2015 Plan.

8	Cable One, Inc. ▪ 2022 Proxy Statement

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2022

This Proxy Statement contains information relating to the Annual Meeting of Cable One, or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 20, 2022

Our Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

Frequently Asked Questions and Answers

Q:	Why am I being provided these materials?
A:

This proxy statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 12, 2022. We have delivered these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting to be held on May 20, 2022, and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares via the internet or to vote your shares in advance by proxy via the internet, by telephone or by mail.

Q:	Who is entitled to vote?
A:

Stockholders as of the close of business on April 4, 2022 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 6,011,781 shares of our common stock outstanding. Holders of our common stock have one vote for each share held as of the Record Date, including shares (i) held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and (ii) held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

■	Entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	Returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	Voting your shares via the internet at the Annual Meeting.

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Cable One, Inc. ▪ 2022 Proxy Statement	9

Q:	What is a broker non-vote?
A:

If you hold your shares in street name and do not provide voting instructions to your broker, NYSE rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PwC as our independent registered public accounting firm for 2022 (Proposal 2). However, the proposals regarding the election of directors (Proposal 1), say-on-pay (Proposal 3), the amended and restated Charter (Proposal 4), and the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (Proposal 5) are not considered “routine matters.” Furthermore, some brokers are electing to not exercise the discretionary authority granted to them pursuant to NYSE rules when they have not received instructions from their street name holders. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares:

■

will be voted on Proposal 2 if your broker chooses to exercise its discretionary authority to vote your shares and will not be voted on Proposals 1, 3, 4 and 5 (resulting in a “broker non-vote” with respect to each of those proposals); or

■	will not be voted on Proposal 2 if your broker chooses to not exercise its discretionary authority to vote your shares (resulting in your shares not being represented at the Annual Meeting).

Although “broker non-votes” will be counted as present for purposes of determining a quorum and will have no effect on Proposals 1, 3 and 5, they will have the same effect as a vote against Proposal 4. Therefore, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	What vote is required to approve a proposal?
A:

If a quorum is present at the Annual Meeting, the following chart describes the voting requirements for approval and the effect of abstentions and “broker non-votes” on each proposal. Stockholders may cast a “for,” “against” or “abstain” vote with regard to any director nominee or proposal.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors	Receipt of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee	No effect	No effect
2. Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect (brokers have discretion to vote on this proposal)
3. Advisory Vote to Approve Executive Compensation for 2021	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect
4. Approval of Amended and Restated Charter	Affirmative vote of a majority of the outstanding shares entitled to vote thereon at the Annual Meeting	Same effect as a vote against	Same effect as a vote against
5. Approval of the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect

10	Cable One, Inc. ▪ 2022 Proxy Statement

Q:	What happens if a director nominee who is duly nominated does not receive a majority of the votes cast?
A:

In accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board will consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:

Votes cast via the internet or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting, who will determine whether a quorum is present. The inspector of elections need not be a stockholder, and no director or nominee for the election as a director may be appointed the inspector of elections.

Q:	Could other matters be voted on at the Annual Meeting?
A:

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Q:	How do I vote my shares without attending the Annual Meeting?
A:	If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

●

By internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-Digit Control Number included on your proxy card in order to vote by internet.

●

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions.  You will need the 16-Digit Control Number included on your proxy card in order to vote by telephone.

●

By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, your broker will provide you with instructions of how to vote your shares without attending the Annual Meeting.

Q:	How do I attend and vote my shares at the Virtual Annual Meeting?
A:

This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. You may attend the Annual Meeting via the internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CABO2022. If you virtually attend the Annual Meeting you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CABO2022. A summary of the information you need to attend the Annual Meeting and vote via the internet is provided below:

●	instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CABO2022;
●	assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/CABO2022 on the day of the Annual Meeting;
●	stockholders may vote and submit questions while attending the Annual Meeting via the internet; and
●

you will need the 16-Digit Control Number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting and to vote during the Annual Meeting.

Cable One, Inc. ▪ 2022 Proxy Statement	11

Q:

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 19, 2022, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 19, 2022. How does this impact the voting of shared held in street name?

A:

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Q:	Will I be able to participate in the Virtual Annual Meeting on the same basis I would be able to participate in a live in-person annual meeting?
A:

The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

●	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
●	answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.

Q:	What is the quorum requirement of the Annual Meeting?
A:

A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As of the Record Date, there were 6,011,781 shares of our common stock outstanding and entitled to vote.

Q:	Who is soliciting proxies?
A:

Solicitation of proxies is being made by our management on behalf of the Board through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. The cost of such solicitation will be borne by us. We have also engaged Innisfree M&A Incorporated (“Innisfree”), an independent proxy solicitation firm, to assist us in the solicitation of proxies. We have agreed to pay Innisfree a fee of $20,000, plus reimbursement of customary costs and expenses for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and we will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about Cable One is available?
A:	The following information is available:

■

We maintain on our investor relations website, ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Code of Business Conduct and Ethics; charters of the Audit, C&TM, Executive, and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Policy Statement”); and other information about the Company.

■

In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

■	Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct and Ethics, if any, will be posted on our website.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:

To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

12	Cable One, Inc. ▪ 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

The nominees for election as directors, to serve for a one-year term until the 2023 Annual Meeting of Stockholders and until their successor is elected and qualified, are Brad D. Brian, Thomas S. Gayner, Deborah J. Kissire, Julia M. Laulis, Thomas O. Might, Kristine E. Miller, and Katharine B. Weymouth. All nominees are currently directors of the Company.

Our Board was originally divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms, such that the term of one class expires at each annual meeting of stockholders. At our 2020 Annual Meeting of Stockholders, our stockholders approved our Amended and Restated Certificate of Incorporation (the “Charter”) to declassify the Board beginning with the 2021 Annual Meeting and provide for the annual election of all directors phased in over a three-year period. In accordance with this phase-in period, the nominees listed above and at each subsequent annual meeting are being proposed for election to one-year terms (until the first annual meeting of stockholders next following the director’s election and until the director’s successor is elected and qualified). Our continuing directors, Mary E. Meduski, Sherrese M. Smith, and Wallace R. Weitz, who do not stand for reelection at the Annual Meeting, were previously elected to serve until the 2023 Annual Meeting of Stockholders and until their successor is elected and qualified. As a result, our Board will be fully declassified following our 2023 Annual Meeting of Stockholders and all directors will be elected annually thereafter. Our Charter and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, the Company seeks individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders and other stakeholders. Please read “2021 Annual Meeting Voting Results and Stockholder Outreach” below for additional information regarding the Board’s determination to nominate Mr. Gayner for election at the Annual Meeting.

In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. While diversity and the variety of viewpoints, backgrounds and experiences represented on the Board are always considered, the Board believes that a prospective nominee should not be chosen nor excluded solely or principally because of factors such as race, creed, color, religion, national origin, sex/gender, affectional or sexual orientation, gender identity, age or disability.

The Board is committed to evaluating diverse candidates for every vacancy, and it will include women and persons of color in each candidate pool from which non-incumbent director nominees are selected, consistent with its past practice. Over the last three years, the Board has elected three new female directors, including one who is African American.

Directors are elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept their nomination or election. In the event that any nominee for election withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

The following table presents certain information, as of April 4, 2022, concerning each nominee for election as a director at, and each director whose term of office will continue after, the Annual Meeting.

Cable One, Inc. ▪ 2022 Proxy Statement	13

Name	Age	Director Since	Position	Expiration of Term as Director
Brad D. Brian*	70	2015	Director	2022
Thomas S. Gayner*	60	2015	Lead Independent Director	2022
Deborah J. Kissire*	64	2015	Director	2022
Julia M. Laulis	59	2017	Chair of the Board, President and Chief Executive Officer	2022
Mary E. Meduski*	63	2019	Director	2023
Thomas O. Might*	70	1995	Director	2022
Kristine E. Miller*	58	2019	Director	2022
Sherrese M. Smith*	50	2020	Director	2023
Wallace R. Weitz*	72	2015	Director	2023
Katharine B. Weymouth*	55	2015	Director	2022

* Independent Director

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to our strategy and operations and share characteristics identified in our Corporate Governance Guidelines and the Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of all stockholders to build long-term stockholder value.

All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, legal, compensation, leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives about the complex issues facing the Company.

The following matrix and biographies highlight significant qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director or whose term of office will continue after the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

	Data, Video, Voice / Communications / Media Industry Experience	Leadership Experience	Governance / Outside Board Experience	Financial / Accounting Expertise	Legal Expertise	Diversity
Brad D. Brian		✔	✔		✔
Thomas S. Gayner	✔	✔	✔	✔
Deborah J. Kissire	✔	✔	✔	✔		✔
Julia M. Laulis	✔	✔	✔			✔
Mary E. Meduski	✔	✔	✔	✔		✔
Thomas O. Might	✔	✔	✔
Kristine E. Miller		✔	✔			✔
Sherrese M. Smith	✔	✔	✔		✔	✔
Wallace R. Weitz		✔	✔	✔
Katharine B. Weymouth	✔	✔	✔		✔	✔

14	Cable One, Inc. ▪ 2022 Proxy Statement

Nominees for Election for a Term Expiring at the 2023 Annual Meeting of Stockholders

Brad D. Brian

Mr. Brian is a national trial lawyer and Chair of the law firm Munger, Tolles & Olson LLP, having practiced there for more than 40 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016. He serves on several non-profit boards, including the board of trustees of the UC Berkeley Foundation.

Mr. Brian brings to the Board his experience as a litigator and corporate advisor and his understanding of legal matters that may arise at Cable One.

Thomas S. Gayner

Mr. Gayner has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia, since January 2016 and as a director since August 2016. He also served as President and Chief Investment Officer of Markel Corporation from May 2010 until December 2015 and as a director of Markel Corporation from 1998 to 2003. Since 1990, he has served as President of Markel-Gayner Asset Management Corporation. Previously, he was a certified public accountant at PwC and a Vice President of Davenport & Company LLC in Virginia. Mr. Gayner also served on the board of Colfax Corporation from 2008 to March 31, 2022. Mr. Gayner has served on the board of Graham Holdings Company (Cable One’s parent company prior to the Company’s July 2015 spin-off) since January 2007. Mr. Gayner also serves on the board of The Davis Series Mutual Funds, an independent, employee-owned investment management firm.

Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and director of Markel Corporation as well as other public company boards. Please read “2021 Annual Meeting Voting Results and Stockholder Outreach” below for additional information regarding the Board’s determination to nominate Mr. Gayner for election at the Annual Meeting.

Deborah J. Kissire

Ms. Kissire retired as a partner of Ernst & Young LLP, an independent registered public accounting firm, in July 2015 after a 36-year career. At the time of her retirement, Ms. Kissire served as Ernst & Young’s Vice Chair and East Central Region Managing Partner as well as a member of the Americas Executive Board. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd., Celanese Corporation and Omnicom Group Inc., and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and internal control matters as well as significant experience in governance and strategy.

Julia M. Laulis

Ms. Laulis has been Chair of the Board since January 2018, Chief Executive Officer and a member of the Board since January 2017 and President of Cable One since January 2015.

Ms. Laulis joined Cable One in 1999 as Director of Marketing – Northwest Division. In 2001, she was named Vice President of Operations for the Southwest Division. In 2004, she became responsible for starting up Cable One’s Phoenix Customer Care Center. In 2008, she was named Chief Operations Officer, and in 2012, she was named Chief Operating Officer. In January 2015, she was promoted to President and Chief Operating Officer.

Prior to joining Cable One, Ms. Laulis served in various marketing positions with Jones Communications. Ms. Laulis began her 35-plus-year career in the cable industry with Hauser Communications.

Cable One, Inc. ▪ 2022 Proxy Statement	15

Ms. Laulis serves on the boards of The AES Corporation, C-SPAN, CableLabs and The Cable Center, and she is a trustee of the C-SPAN Education Foundation.

In addition to being the Company’s President and Chief Executive Officer, Ms. Laulis brings to the Board her significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on her various executive roles at Cable One and her experience in the industry.

Thomas O. Might

Mr. Might has been a member of the Board of Cable One since 1995. Prior to his retirement from Cable One in December 2017, Mr. Might served as Executive Chairman in 2017, as Chairman of the Board from 2015 to 2017, as Chief Executive Officer from 1994 to 2016 and as President from 1994 to 2014.

Mr. Might joined The Washington Post Company (now named Graham Holdings Company) in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales. In 1993, Mr. Might was promoted to President and Chief Operating Officer of Cable One. He became President and Chief Executive Officer of Cable One in 1994 and was elected to the Board in 1995. Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976.

Mr. Might brings to the Board leadership and management oversight skills as well as intimate knowledge and perspective about the Company’s history, strategic and operational opportunities and challenges, economic and industry trends, and the competitive and financial positioning of the Company based on his various executive roles at Cable One.

Kristine E. Miller

Ms. Miller served as Senior Vice President, Chief Strategy Officer for eBay, a global ecommerce marketplace, from September 2014 until February 2020. Prior to joining eBay, Ms. Miller was a Partner and Director at Bain & Company, a global management consulting firm, from 1990 until 2014. At Bain, Ms. Miller served in numerous leadership roles, including Chair of Bain’s Compensation and Promotion Committee. Ms. Miller currently serves on the boards of Neiman Marcus Group; Chairish, an online, high-end home furnishings marketplace; and Reflect, a privately held mental health platform. She has served on the boards of the eBay Foundation, Bain & Company, the California Chamber of Commerce and Junior Achievement of the Bay Area.

Ms. Miller brings to the Board her extensive experience, including working with company management and boards, on matters related to strategic leadership, marketing, technology, operations and organizational effectiveness across various industries as well as expertise related to acquisition and integration activities.

Katharine B. Weymouth

Ms. Weymouth has served as COO at FamilyCare, a start-up in the mental health space, since 2021. Ms. Weymouth also sits on a number of public company and non-profit boards. Ms. Weymouth was Publisher and Chief Executive Officer of The Washington Post from 2008 through the end of 2014. Prior to becoming Publisher and CEO, Ms. Weymouth performed a number of different roles on the business side of The Washington Post including as Vice President of the Advertising department. She began her career as an attorney, practicing for 8 years, including clerking for a year on the 9th Circuit and spending several years as a litigator at the boutique law firm Williams & Connolly.

Ms. Weymouth also serves on the board of Republic Services, Inc., Xometry, Inc., Graham Holdings Company, and Sequoia Fund, Inc. Ms. Weymouth is trustee for the Philip L. Graham Fund and is Chair of the Board for The Greater Washington Community Foundation.

Ms. Weymouth is an Advisory Board member for FiscalNote, a data analytics company focused on helping companies navigate the constantly changing world of government and regulation and is Senior Advisor to ChefMarket, an on-demand delivery service for restaurants.

Ms. Weymouth graduated Magna Cum Laude with a BA from Harvard and earned her JD at Stanford Law School.

Ms. Weymouth brings to the Board public company leadership, management oversight and operational expertise gained through her various senior roles with and directorships at public and private companies as well as historical knowledge of our business from her time as a director of Graham Holdings Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

16	Cable One, Inc. ▪ 2022 Proxy Statement

2021 Annual Meeting Voting Results and Stockholder Outreach

Background

On May 21, 2021, we held our 2021 annual meeting of stockholders (the “2021 Annual Meeting”). As previously disclosed, at the 2021 Annual Meeting, Thomas S. Gayner received less than a majority of the votes cast and, as a result, Mr. Gayner submitted to the Company an offer to resign from the Board in accordance with the terms of the By-laws. In considering Mr. Gayner’s offer to resign from the Board, the Board was to determine, under the majority voting policy as provided in the By-laws, and based on the individual circumstances of the Company and Mr. Gayner, whether Mr. Gayner may or may not be capable of adequately fulfilling his responsibilities to the Board and the Company’s stockholders.

The voting results at the 2021 Annual Meeting with respect to Mr. Gayner were apparently primarily due to the “overboarding” policies of certain institutional investors and third-party corporate governance firms that set limits on the number of public company boards of directors on which a nominee for director may serve, and often include more stringent requirements for nominees serving as a chief executive officer of a public company. These “overboarding” policies are general policies that various institutional investors and corporate governance firms apply to all public companies, often without regard to individual circumstances.

In addition to serving as a member of the Board, in 2021 Mr. Gayner served on the boards of Colfax Corporation, Graham Holdings Company (Cable One’s parent company prior to the Company’s July 2015 spin-off), The Davis Series Mutual Funds (an independent, employee-owned investment management firm) and Markel Corporation (“Markel”). Mr. Gayner is also the co-chief executive officer of Markel.

In accordance with the Company’s majority voting policy as provided under the By-laws, after the stockholder outreach described below, the Board considered Mr. Gayner’s offer to resign from the Board and the factors discussed below and determined that it was in the best interests of the Company and its stockholders to reject Mr. Gayner’s resignation offer subject to Mr. Gayner reducing the number of public company boards on which he serves by one by March 31, 2022 (and in the event Mr. Gayner did not so reduce the number of public company boards on which he served by such date his offer to resign would be deemed accepted by the Board). Mr. Gayner did not participate in the Board’s review of, or determination with respect to, his tendered resignation offer. Mr. Gayner subsequently resigned from the board of Colfax Corporation effective as of March 31, 2022.

In connection with the Board’s review and consideration of Mr. Gayner’s resignation offer, the Company conducted stockholder outreach following the 2021 Annual Meeting. Specifically, prior to the Board’s determination to reject Mr. Gayner’s resignation offer, the Company contacted stockholders estimated to hold over 86% of the Company’s outstanding shares of common stock to solicit feedback as to whether, with certain changes, those stockholders would support Mr. Gayner continuing to remain on the Board. As a result of those outreach efforts, the Company received feedback from stockholders estimated to hold over 66% of the Company’s outstanding shares of common stock.

In addition, during the first quarter of 2022 the Company reached out to stockholders estimated to hold over 87% of the Company’s outstanding shares of common stock seeking additional feedback for use in determining whether to nominate Mr. Gayner for election at the 2022 Annual Meeting.

Factors Considered by the Board in Determining to Reject Mr. Gayner’s Resignation Offer Following the 2021 Annual Meeting and to Nominate Mr. Gayner for Election at the 2022 Annual Meeting

The Board’s decisions to reject Mr. Gayner’s resignation offer and to renominate him for election at the 2022 Annual Meeting were based on a number of factors, including, but not limited to:

●

The Board’s understanding that the voting results for the 2021 Annual Meeting with respect to Mr. Gayner were driven primarily by voting policies under which Mr. Gayner is considered to be “overboarded”.

●

The Board does not believe Mr. Gayner’s service on other public company boards, or as co-chief executive officer of Markel, has adversely affected his service to the Company in his capacity as a director, noting in particular:

o	Mr. Gayner’s consistently high level of commitment towards the Company and regular engagement with management; and

o	Mr. Gayner’s perfect attendance record for Board and Board committee meetings during the past three years.

●

Certain stockholders and corporate governance firms had applied their most restrictive “overboarding” standards to Mr. Gayner because they consider his service as co-chief executive officer of Markel as the equivalent to service as a chief executive officer of a public company, despite the fact that Mr. Gayner shares his duties at Markel with another co-chief executive officer and, accordingly, has a different role at Markel than a typical public company chief executive officer.

Cable One, Inc. ▪ 2022 Proxy Statement	17

●

The feedback received from stockholders as a result of the Company’s outreach efforts, including feedback from certain stockholders who voted against the election of Mr. Gayner at the 2021 Annual Meeting that indicated a potential willingness to support Mr. Gayner remaining on the Board if he were to step down from at least one of the other public company boards on which he currently serves.

●

Mr. Gayner had indicated his intention to reduce the number of public company boards on which he serves by one by March 31, 2022, and Mr. Gayner subsequently resigned from the board of Colfax Corporation effective as of March 31, 2022.

●	The Company derives numerous benefits from Mr. Gayner’s service on the Board, including his:

o

Deep understanding of, and long-standing connections to, the Company’s business, both as a member of the Board and as a member of the Board of Directors of Graham Holdings Company (Cable One’s parent company prior to the Company’s July 2015 spin-off), where he has served as a director since January 2007;

o

Years of service and leadership as the Company’s Lead Independent Director, which has provided stability and continuity during the shift in the Company’s strategic focus to being a broadband-centric connectivity provider;

o

Capital allocation expertise and related contributions to support the Company’s growth strategy, which has included numerous acquisitions, strategic investments and capital raising transactions since the Company’s July 2015 spin-off from Graham Holdings Company;

o

Focus on increasing the gender and racial diversity of the Board while serving as Chair of the Nominating and Governance Committee. His efforts have resulted in the addition of only diverse directors (three directors in total) and the Board now being comprised of 60% female directors, including one director who is African American;

o	Understanding of, and involvement with, various stakeholders stemming from his roles at other companies, which provides a unique and valuable resource to the Company; and

o	Experience, perspective and insights which align with the Company’s focus on long-term results.

●

The feedback received from some of the Company’s stockholders that such stockholders had also voted against Mr. Gayner, as the Chair and member of the Nominating and Governance Committee of the Board, because of certain provisions included in the Company’s Charter and By-laws which require the approval of the Board or the affirmative vote of stockholders holding at least 66 2⁄3% of the combined voting power of the outstanding shares of the Company’s capital stock entitled to vote in the election of directors, voting as a single class, to alter, amend or repeal, or adopt any new provision in, our By-laws (collectively, the “Supermajority Vote Requirement”).

Other Actions Taken In Response to Stockholder Feedback

The stockholder outreach conducted to date provided the Company with opportunities to engage with the Company’s stockholders and hear their views on important governance topics aside from Mr. Gayner’s continued service on the Board. After taking into consideration the feedback provided by stockholders during the outreach, the Company has taken the following additional actions:

●

The Company is seeking stockholder approval at the 2022 Annual Meeting to amend the Supermajority Vote Requirement included in the Company’s Charter in order to reduce the required stockholder vote from a 66 2⁄3% of the combined voting power standard to a majority of the combined voting power standard (and intends to make a similar amendment to the By-Laws if the proposed amendment to the Company’s Charter is approved at the 2022 Annual Meeting). See “Proposal 4: Approval of Amended and Restated Certificate of Incorporation.”

●	The Company is conducting the 2022 Annual Meeting as an interactive virtual meeting in which stockholders may vote and submit questions while attending the meeting via the internet.

●

In February 2022, the Company adopted a proxy access by-law that permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty-five percent of the Board, subject to certain conditions and provided that the stockholder(s) and nominee(s) satisfy all eligibility, procedural and disclosure requirements specified in the By-laws, including that each director nominee submitted through the proxy access by-law must meet the qualifications to be an independent director.

18	Cable One, Inc. ▪ 2022 Proxy Statement

Directors Continuing in Office

Mary E. Meduski

Ms. Meduski has served as President and Chief Financial Officer and a director of TierPoint, LLC, a leading national provider of information technology and data center services, since December 2015. She also serves as President and Chief Financial Officer of Cequel III, LLC, TierPoint’s management company. Prior to joining TierPoint, Ms. Meduski served as Executive Vice President and Chief Financial Officer of Suddenlink Communications from 2006 until 2015. Before joining Suddenlink Communications, Ms. Meduski served as Executive Vice President and Chief Financial Officer of AAT Communications Corp., the largest privately owned wireless tower company in the United States at the time. Prior to joining AAT Communications, she was a Managing Director in the Media and Communications Investment Banking Groups of TD Securities and BankBoston Securities. Ms. Meduski is a member of the Cornell University Board of Trustees.

Ms. Meduski brings to the Board her significant leadership, financial and operating experience in the communications, media and technology industries.

Sherrese M. Smith

Ms. Smith has served as a corporate partner at Paul Hastings LLP since August 2013 and currently serves as Managing Partner of the firm. She is a member of the firm’s media, technology and telecommunications practice and serves as Vice-Chair of the firm’s data privacy and cybersecurity practice. Prior to joining Paul Hastings, Ms. Smith served as Chief Counsel to Chairman Julius Genachowski at the FCC from July 2009 to June 2013. She was Vice President and General Counsel of Washington Post Digital from July 2002 to July 2009. Ms. Smith serves on the boards of NortonLifeLock Inc., America’s Public Television Stations (APTS) and the Philip Merrill College of Journalism at the University of Maryland.

Ms. Smith brings to the Board her experience in counseling companies on complex transactional and regulatory issues involving media, communications and technology companies, including regarding data privacy and cybersecurity, as well as her insights having previously served at the FCC.

Wallace R. Weitz

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is on the board of trustees for Carleton College, serves on various other non-profit boards and has been nominated for election as a director of Berkshire Hathaway Inc. at such company's 2022 annual meeting of stockholders.

Mr. Weitz brings to the Board his substantial finance experience as an investor in public companies.

There are no family relationships among any of our directors and executive officers.

Cable One, Inc. ▪ 2022 Proxy Statement	19

CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board consist of the Audit Committee, the Compensation and Talent Management Committee (the “C&TM Committee”), the Executive Committee, and the Nominating and Governance Committee. As discussed in more detail below, each of the Audit, C&TM and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing and SEC rules standards applicable to boards of directors generally and board committees in particular.

Each committee of the Board operates under a written charter, a copy of which is maintained on our website, ir.cableone.net/govdocs, and has the authority to hire at the expense of the Company independent legal, accounting, compensation, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the current membership of our 10-person Board and each of its committees, as well as the number of times the Board and each committee met during 2021.

Director (1)	Board	Audit Committee	C&TM Committee	Executive Committee	Nominating and Governance Committee
Brad D. Brian*	✔		✔		✔
Thomas S. Gayner*	Lead Independent Director			Chair	Chair
Deborah J. Kissire*	✔	Chair
Julia M. Laulis	Chair			✔
Mary E. Meduski*	✔	✔			✔
Thomas O. Might*	✔
Kristine E. Miller*	✔		Chair
Sherrese M. Smith*	✔	✔			✔
Wallace R. Weitz*	✔	✔	✔	✔
Katharine B. Weymouth*	✔		✔
Number of Meetings	6	8	4	2	4

* Independent Director

(1)	Alan G. Spoon, an independent director, retired as a member of the Board effective February 8, 2021.

Each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which the director served during their term of service in 2021.

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our independent registered public accounting firm;

20	Cable One, Inc. ▪ 2022 Proxy Statement

■	the performance of our internal audit function;

■	the independent registered public accounting firm’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the SEC.

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. All members of the Audit Committee have also been determined to be “independent” within the meaning of the SEC rules applicable to service on audit committees. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a Board or Board committee member, any consulting, advisory or other compensatory fee from the Company or its affiliates. During 2021, the members of the Audit Committee consisted of Mses. Kissire, Meduski and Weymouth. In February 2022, the composition of the Audit Committee was changed to consist of Mses. Kissire, Meduski and Smith and Mr. Weitz.

The Board has determined that each of Mses. Kissire and Meduski has the requisite background and experience to be and was designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to their extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with GAAP. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PwC. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Compensation and Talent Management Committee

The functions of the C&TM Committee include, among other duties:

■	determining and approving the compensation of our Chief Executive Officer;

■	reviewing and approving the compensation of our other executive officers;

■	overseeing the development and implementation of our compensation plans;

■

overseeing our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives (in each case except with respect to matters that are within the scope of responsibility of another committee of the Board); and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the C&TM Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE and SEC rules applicable to service on compensation committees.

Executive Committee

The functions of the Executive Committee include:

■	reviewing and providing guidance to the Board and to senior management of the Company from time to time regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Executive Committee from time to time by the Board.

Cable One, Inc. ▪ 2022 Proxy Statement	21

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to the Board amendments to our by-laws, certificate of incorporation, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation;

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance; and

■	overseeing corporate governance-related risks associated with our governance practices and profile and cybersecurity matters.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE. During 2021, the members of the Nominating and Governance Committee consisted of Messrs. Brian and Gayner and Mses. Meduski, Miller and Smith. In February 2022, the composition of the Nominating and Governance Committee was changed to consist of Messrs. Brian and Gayner and Mses. Meduski and Smith.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

In order to help assure the highest levels of business ethics at Cable One, our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, copies of which are maintained on our website, ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of the Company. Among other things, our Corporate Governance Guidelines address: director qualifications; Board operations, structure and leadership; director compensation; management review and succession; and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to their 75th birthday; however, no director may be nominated to a new term if he or she would be age 75 or older at the time of the election, unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to our directors, officers and employees. The Code of Business Conduct and Ethics is designed to deter wrongdoing and contains policies pertaining to, among other things, compliance with applicable laws, rules and regulations; the responsible use of and control over our assets and resources; the integrity of records, reports and financial statements; political contributions and activities; anti-bribery and anti-corruption laws; conflicts of interest and corporate opportunities; employment matters, including equal employment opportunity and anti-harassment and non-discrimination; fairness in business practices; antitrust laws; electronic communications and information security; confidential information; securities trading; government investigations; ethics hotline availability; and accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of any possible violations thereof.

22	Cable One, Inc. ▪ 2022 Proxy Statement

Proxy Access

On February 14, 2022, the Board amended our By-laws by adopting a new “proxy access” by-law. The proxy access by-law permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty-five percent of the Board, subject to certain conditions and provided that the stockholder(s) and nominee(s) satisfy all eligibility, procedural and disclosure requirements specified in the By-laws, including that each director nominee submitted through the proxy access by-law must meet the qualifications to be an independent director.

Director Nomination Process

Under our By-laws, except as set forth above under “—Proxy Access,” stockholders of record are able to nominate persons for election to our Board only by providing proper written notice to our Secretary at our address set forth in this Proxy Statement. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a representation as to whether such stockholder intends to solicit proxies. In addition, except as set forth above under “—Proxy Access”, stockholders wishing to nominate persons for election to our Board must provide timely notice to the Company in accordance with applicable SEC rules and regulations. See “Stockholder Proposals; Director Nominations and Other Business for the 2023 Annual Meeting of Stockholders.”

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. The Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees (including candidates recommended by stockholders); and the general process for communications between stockholders and the Board. Spencer Stuart, a national outside director search firm that we retained in 2018, assisted in identifying Ms. Miller, who was elected by the Board in September 2019 and is a nominee for election at the Annual Meeting.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of our directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all members of each of the standing committees of the Board (other than the Executive Committee) must be independent, including any enhanced independence standards applicable to a particular committee, and none of the members of the standing committees (other than the Executive Committee) may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has determined that the following directors are independent: Mr. Brian, Mr. Gayner, Ms. Kissire, Ms. Meduski, Mr. Might, Ms. Miller, Ms. Smith, Mr. Weitz and Ms. Weymouth.

Cable One, Inc. ▪ 2022 Proxy Statement	23

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Mr. Gayner serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. In 2021, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2022 as appropriate.

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chair of the Board and Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

We currently do not separate the roles of Chair of the Board and Chief Executive Officer as Ms. Laulis serves in both roles. The Board believes that Ms. Laulis’ service as both Chair of the Board and Chief Executive Officer is in the best interests of the Company and that this structure is appropriate because Ms. Laulis possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and has played a critical role in the growth of the Company during her more than 20-year career at Cable One through her experiences as an employee, executive and director of Cable One. Her dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy as well as effective decision-making and strategic alignment between the Board and the Company’s senior management. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders and that, in consultation with our Lead Independent Director, Ms. Laulis is best positioned to develop agendas that focus on matters that merit Board attention.

As provided in our Corporate Governance Guidelines, to ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director who must be independent according to the criteria for independence established by the NYSE. Mr. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Ms. Laulis, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Ms. Laulis and the non-management directors. The role of the Lead Independent Director is to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chair of the Board and Chief Executive Officer.

Phase-out of Classified Board Structure

We are in the process of declassifying our Board over a three-year phase-in period as discussed in greater detail in Proposal 1 and below. Pursuant to the Charter, the phase-in had or will have the following effects:

■	the nominees elected at the 2021 Annual Meeting of Stockholders were elected for one-year terms;

■	beginning with the Annual Meeting, a majority of the directors will be elected annually; and

■	following the 2023 Annual Meeting of Stockholders, the entire Board will be elected annually.

As a result, our Board will be fully declassified following our 2023 Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting, and compliance matters; the C&TM Committee addresses the risk profile of the Company’s compensation program and arrangements as well as various human capital programs, policies and practices; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile and cybersecurity matters.

24	Cable One, Inc. ▪ 2022 Proxy Statement

Risk oversight activities are supported by internal reporting structures designed to surface directly to the Board key matters that can affect the Company’s risk exposures as well as by our leadership structure as described above. The Company has a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures. The Company also has an enterprise risk management (“ERM”) program designed to identify, assess, prioritize, manage and mitigate major risk exposures that could affect our ability to execute on our corporate strategy and fulfill our business objectives. Our ERM program is administered by a risk council made up of members of our senior management supported by subject matter experts within our organization. Representatives of the risk council report directly to the Audit Committee to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and tolerance and to elevate certain key risks for oversight at the Board level.

Other Governance Matters

Communicating with Directors

In accordance with the Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to our Secretary, at the address of the Company’s headquarters: 210 E. Earll Drive, Phoenix, Arizona, 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, the Company generally schedules a Board meeting in conjunction with its annual meeting of stockholders and encourages directors and nominees for director to attend each annual meeting of stockholders. To support the well-being of our employees and stockholders in light of the COVID-19 pandemic, all of our directors attended our 2021 Annual Meeting of Stockholders virtually, except Mr. Gayner and Ms. Laulis who both attended in person.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian and Weitz and Mses. Miller and Weymouth served as members of the C&TM Committee in 2021. None of these individuals has ever been an employee of the Company. During 2021, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or C&TM Committee served as an executive officer.

Corporate Governance Policies Related to Compensation and Equity

Please read “Compensation Discussion and Analysis—Corporate Governance Policies” for discussion of our stock ownership guidelines and our policies with respect to prohibiting derivative trading, hedging and pledging, clawbacks and the tax deductibility of compensation.

Cable One, Inc. ▪ 2022 Proxy Statement	25

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC, an independent registered public accounting firm, has audited the financial statements of our Company for the fiscal year ended December 31, 2021, and has served as our independent auditor since 2014. Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2021 and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee has determined that the provision of audit-related services reflected in the table below does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code, and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer (or other designated officer) and must include a statement from that individual as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All audit fees, audit-related fees and all other fees were preapproved by the Audit Committee.

26	Cable One, Inc. ▪ 2022 Proxy Statement

Audit and Other Fees

The following table provides information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2021 and 2020.

	2021	2020
Audit Fees (1)	$3,078,427	$2,639,156
Audit-Related Fees (2)	6,293	15,453
Tax Fees	—	—
All Other Fees (3)	7,800	2,700
Total	$3,092,520	$2,657,309

(1)

Audit fees for 2021 and 2020 related to the annual audit and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses. Audit fees for 2021 also related to various procedures performed in connection with the Company’s Hargray and CableAmerica acquisitions, enterprise resource planning system implementation, convertible notes private offering and Clearwave Fiber transaction. Audit fees for 2020 also related to various procedures performed in connection with the Company’s common stock and senior notes private offerings and the Hargray and Mega Broadband Investments Holdings LLC investments.

(2)

Audit-related fees for 2021 and 2020 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses.

(3)	All other fees for 2021 and 2020 related to software licensing for finance and accounting research tools provided by PwC.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Cable One, Inc. ▪ 2022 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes the compensation of our “name executive officers” or “NEOs” named in the 2021 Summary Compensation Table:

Name	Position
Julia M. Laulis	Chair of the Board, President and Chief Executive Officer (“CEO”)
Michael E. Bowker	Chief Operating Officer (“COO”)
Steven S. Cochran	Chief Financial Officer (“CFO”)
Megan M. Detz (1)	Senior Vice President, Human Resources
Todd M. Koetje (2)	Senior Vice President, Business Development & Finance

(1)	Effective May 3, 2021, Ms. Detz was appointed Senior Vice President, Human Resources.
(2)	Effective September 1, 2021, Mr. Koetje was appointed Senior Vice President, Business Development & Finance.

2021 Operational Highlights

We delivered another year of strong operational and financial performance in 2021, highlighted by the following actions and metrics. For additional information regarding some of our accomplishments in 2021, please read the discussion under “Proxy Statement Summary – 2021 Strategic, Operational and Financial Highlights.”

■

Driven by strong organic growth, low customer churn and strategic M&A activity, we added approximately 180,000 residential data customers year-over-year, an increase of 23.2%. Excluding the acquisitions we closed throughout the year, we added approximately 50,000 residential data customers in 2021, completing one of our strongest organic growth years on record.

■	We experienced significant growth in business data customers and revenues during 2021, and our business services revenues increased $74.1 million, or 31.6%, in 2021 as compared to 2020.

■

Our net income was $291.8 million in 2021, a decrease of 4.1% year-over-year. Our 2021 Adjusted EBITDA was $839.3 million, an increase of 24.5% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP.

■

Our net cash provided by operating activities was $704.3 million in 2021, an increase of 22.6% year-over-year. Our 2021 Adjusted EBITDA less capital expenditures was $447.4 million, an increase of 17.5% year-over-year. See Annex A of this Proxy Statement for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP.

■

During 2021, we (i) acquired the remaining approximately 85% equity interest that we did not already own in Hargray, a data, video and voice services provider to residential and business customers throughout Alabama, Florida, Georgia and South Carolina; (ii) acquired certain assets and assumed certain liabilities from CableAmerica, a data, video and voice services provider in central Missouri; and (iii) completed several strategic investments to further our vision to provide high-quality broadband service to small cities and large towns throughout rural America.

28	Cable One, Inc. ▪ 2022 Proxy Statement

Executive Compensation and Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs, which we believe support our compensation philosophy and are in the best interests of our company and our stockholders.

✓	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

✓

Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts).

✓	The C&TM Committee engages an independent compensation consultant.

✓	We maintain robust executive and non-employee director stock ownership guidelines.

✓

Our Clawback Policy provides for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

✓	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

✓	The C&TM Committee conducts an annual risk assessment of our compensation program.

✓	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

✓	We generally do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Code.

✓	We provide only limited perquisites to our NEOs.

✓

Neither of the existing 2015 Plan or the proposed 2022 Omnibus Plan allows for the repricing of options or SARs without stockholder approval nor does either plan contain an “evergreen” or automatic share replenishment provision.

Our Board and the C&TM Committee value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The C&TM Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2021 Annual Meeting of Stockholders, nearly 98% of the votes cast were in favor of our say-on-pay proposal. After evaluating the outcome of the 2021 say-on-pay vote and based upon input from the C&TM Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), the C&TM Committee determined not to make any fundamental changes to the existing structure of our executive compensation program and believes our program is appropriately aligned with our compensation philosophy and our business strategy.

Highlights of Our 2021 Executive Compensation Program

Our 2021 executive compensation program supports our performance-based executive compensation philosophy, which is described below, with lower fixed compensation and higher at‐risk compensation. Target total direct compensation remained below our peers while our financial and operating successes and total stockholder return were above industry peers across most major performance metrics that were evaluated. For 2021:

■	Base Salary – We increased base salaries for each continuing NEO based on individual and Company performance and to partially address shortfalls compared to competitive market levels.

Cable One, Inc. ▪ 2022 Proxy Statement	29

■

Annual Cash Incentives – We changed the bonus goal metrics from year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of adjusted total revenues in 2020 to year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA in 2021 in order to align with our internal focus on these metrics as part of the management of our business. The target bonus percentages for each continuing NEO were set at the same level as their respective 2020 target bonus percentages.

■

Long-Term Equity Incentives – The majority of annual equity grant value was provided through performance-based restricted stock awards (“PSAs”) with the balance in time-based restricted stock awards (“RSAs”). The mix of 2021 equity grants was more performance-based than typical market practice while also supporting executive retention. 2021 equity grant values were comprised of approximately 60% PSAs and 40% RSAs for Ms. Laulis and Mr. Bowker and 50% PSAs and 50% RSAs for Mr. Cochran. Ms. Detz and Mr. Koetje did not participate in our 2021 annual equity program, instead each of them received equity awards that were determined in connection with their hirings in May 2021 and September 2021, respectively.

Our Executive Compensation Program and Practices

We believe that our executive compensation program is appropriately designed to advance stockholder interests through performance-based incentives tied to key financial drivers of long-term stockholder value along with appropriate retention incentives. The primary components of our compensation program and associated purposes are as follows:

■	Base Salary – Provide the security of a competitive fixed cash salary for services rendered.

■	Annual Cash Incentives – Motivate strong annual performance and support our objectives by tying any payout to achievement against pre-established financial goals.

■

Long-Term Equity Incentives – Align the interests of executives with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond and supporting retention. The majority of annual long-term equity incentives for most of our executives are tied to achievement against pre-established financial goals through PSAs supplemented by RSAs that include a time-based retention component. Newly hired or promoted executives have typically received long-term equity incentives in the form of RSAs and SARs, which are intended to support direct alignment with the interests of our long-term stockholders.

■

Other Benefits – Provide other benefits that are competitive and consistent with the market, including health and welfare benefits that are broadly uniform with those offered to all full-time employees; minimal perquisites, such as relocation and temporary housing assistance for newly hired executives; and limited severance benefits in the event of involuntary termination.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target annual compensation, with 70% or more of average target total direct compensation for our NEOs at-risk (excluding newly hired or promoted executives). The C&TM Committee considers each component of compensation collectively when establishing the forms and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our compensation program seeks to balance rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones and through long-term equity incentive compensation that is designed to advance our long-term growth strategy and align our NEOs’ interests with those of our stockholders.

30	Cable One, Inc. ▪ 2022 Proxy Statement

The following charts show the components of 2021 target total direct compensation for our CEO and our other NEOs (excluding our two newly hired NEOs) and the percentage that is at-risk.

Objectives of Our Executive Compensation Program

We believe our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

Role of the C&TM Committee and the CEO

The purpose of the C&TM Committee is to: (i) assist the Board in discharging its responsibilities relating to the compensation of our executive officers and the Board; (ii) oversee the administration of our compensation and benefit plans; (iii) prepare any report on executive compensation required by the rules and regulations of the SEC or other applicable rules or regulations; and (iv) perform such other duties or responsibilities as may be delegated to the committee from time to time by the Board. In addition, the C&TM Committee oversees our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives, in each case, except with respect to matters that are within the scope of responsibility of another committee of the Board. The C&TM Committee annually reviews and approves the corporate goals and objectives upon which our executive compensation program is based. The C&TM Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the C&TM Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to our stockholders for approval, including the 2022 Omnibus Plan discussed elsewhere in this Proxy Statement.

Cable One, Inc. ▪ 2022 Proxy Statement	31

The C&TM Committee generally meets at least quarterly throughout the year and may meet more often, as required, to address ongoing events. In 2021, the C&TM Committee met four times. Meeting agendas are determined by the Chair of the C&TM Committee with the assistance of our CEO. Our CEO attended all C&TM Committee meetings held during 2021. At the C&TM Committee held in the fourth quarter of 2021, our CEO made recommendations to the C&TM Committee regarding the annual base salary, cash incentive compensation and equity compensation of our NEOs (other than herself) for 2022. In general, a representative from the C&TM Committee’s independent compensation consultant, FW Cook, and legal counsel also attend C&TM Committee meetings.

Compensation Setting Process

The C&TM Committee reviewed and approved the compensation of each of our NEOs for 2021. Determinations for our CEO were made after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group. For our NEOs other than our CEO, the C&TM Committee’s determinations of compensation were based on the recommendations of our CEO, which reflected consideration of individual and Company performance as well as industry peer group practice. In making its executive compensation decisions, the C&TM Committee does not target a specific percentile for pay, but instead examines external market data of our industry peer group (described below under “Use of Peer Companies” below) as a guide with respect to all pay elements. The factors that influence the amount of compensation awarded include market competition for a particular position; an individual’s experience inside or outside the Company; compensation history; role and responsibilities within the Company; an individual’s performance; the value of the position within the Company and internal pay equity; succession planning; and the Company’s financial performance.

Independent Compensation Consultant

The C&TM Committee has the sole authority to retain and dismiss an independent compensation consultant. In 2021, the C&TM Committee engaged FW Cook, a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the elements of the Company’s executive compensation programs for 2021. FW Cook performs services solely on behalf of the C&TM Committee and has no relationship with the Company or management except as it may relate to performing such services. The C&TM Committee assessed the independence of FW Cook pursuant to the rules of the SEC and the NYSE and concluded that FW Cook is independent and no conflict of interest exists with respect to the services it provided to the C&TM Committee.

Use of Peer Companies

In determining our NEOs’ 2021 compensation, the C&TM Committee, with the help of FW Cook, compared each element of compensation to that of a related industry peer group for the purpose of assessing the competitiveness of our NEO’s compensation. The peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. At the time of the FW Cook compensation study used to provide market context for 2021 compensation decisions, across key size metrics, we were generally in a 45th-to-80th percentile range versus our peers. Our trailing four quarter revenues and employee headcount were near the 45th percentile, EBITDA was near the 65th percentile and market capitalization value (current and 12-month average) approximated the 80th percentile.

In assessing the competitiveness of compensation provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

We regularly monitor the composition of our peer group and make changes when appropriate. For 2021, our peer group was revised to include the companies listed in the following chart.

32	Cable One, Inc. ▪ 2022 Proxy Statement

2021 NEO Compensation Peer Group(1)
Akamai Technologies	Cogeco Inc.	Iridium Communications Inc.	ViaSat, Inc.
Altice USA, Inc.	Cogent Communications Holdings, Inc.	Shaw Communications Inc.	Vonage Holdings Corp.
ATN International	Consolidated Communications	Shenandoah Telecommunications	WideOpenWest, Inc.
Cincinnati Bell (2)	GCI Liberty (3)	Telephone and Data Systems, Inc.

(1)

The 2021 peer group was comprised of the same companies as were included in our 2020 peer group, except for the addition of Iridium Communications and Shaw Communications and the removal of Gogo, NII Holdings and Zayo Group Holdings.

(2)	Cincinnati Bell was acquired in September 2021 and is no longer publicly traded.
(3)	GCI Libery was acquired in December 2020 and is no longer publicly traded.

In determining the structure of our 2021 executive compensation program as well as the individual pay levels of our NEOs, the C&TM Committee considered competitive market data that compared the various elements of compensation provided to our NEOs amounts paid to individuals holding similar positions at companies in our executive compensation peer group. FW Cook worked with management to assess the data and review our compensation practices.

For 2022, the following changes were made to the composition of our peer group: (i) three companies were added who are all in related industries and whose inclusion helps position us in a median size range in the peer group – Arista Networks, Inc., Frontier Communications Parent, Inc. and Lumen Technologies, Inc.; and (ii) five companies were removed – ATN International, Consolidated Communications Holding, Inc. and Shenandoah Telecommunications (each of which fell below the applicable size criteria), and Cincinnati Bell and GCI Liberty (acquired and no longer publicly traded).

Elements of Our Compensation Program

Base Salary

The C&TM Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the C&TM Committee takes into account competitive considerations, changes in responsibilities, individual performance, tenure in position, internal pay equity, succession planning, Company performance, market data for individuals in similar positions, retention, and advice from the C&TM Committee’s independent compensation consultant. The C&TM Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the C&TM Committee’s judgment.

The table below reflects 2021 base salary amounts approved by the C&TM Committee (including the annualized 2021 base salary amounts for Ms. Detz and Mr. Koetje), 2020 base salary amounts and the dollar and percent change from 2020 base salary amounts for continuing NEOs.

Name	2021 Base Salary	2020 Base Salary	$ Change	% Change
Julia M. Laulis	$740,000	$725,000	$15,000	2.1%
Michael E. Bowker	$395,000	$385,000	$10,000	2.6%
Steven S. Cochran	$395,000	$380,000	$15,000	3.9%
Megan M. Detz	$250,000	N/A	N/A	N/A
Todd M. Koetje	$275,000	N/A	N/A	N/A

Annual Cash Incentive Program

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy.

Each of our NEOs was awarded a cash incentive opportunity with respect to 2021, expressed as a percentage of such executive’s base salary, pursuant to the 2021 Annual Executive Bonus Plan (the “2021 Bonus Plan”). The 2021 Bonus Plan provided for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2021. The table below reflects the target bonus as a percentage of base salary for 2021 and 2020 for each NEO.

Cable One, Inc. ▪ 2022 Proxy Statement	33

Name	2021 Target Bonus Percentage	2020 Target Bonus Percentage	% Change
Julia M. Laulis	100%	100%	—
Michael E. Bowker	75%	75%	—
Steven S. Cochran	75%	75%	—
Megan M. Detz	50%	N/A	N/A
Todd M. Koetje	50%	N/A	N/A

Payouts are capped at 200% of target, and the C&TM Committee retained discretion to reduce any payouts based on its subjective assessment of Company and/or individual performance results. An NEO must generally be employed on the payment date in order to be eligible to receive a bonus payment under the plan.

Bonus payouts under the 2021 Bonus Plan were subject to the attainment of goals related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA. In order to determine Adjusted EBITDA, we begin with our net income (as defined under GAAP and described in our 2021 Annual Report on Form 10-K, filed with the SEC on February 25, 2022 (the “2021 Form 10-K”)) and adjust for the items as defined and calculated in Annex A of this Proxy Statement. Furthermore, for purposes of the 2021 Bonus Plan, the calculations of Adjusted EBITDA growth and capital expenditures as a percentage of Adjusted EBITDA were adjusted pursuant to a pre-established list of adjustments approved by the C&TM Committee as part of the approval of the 2021 Bonus Plan, which related to acquired or divested businesses or assets (i.e., Valu-Net, Hargray and our Anniston, Alabama system that was contributed to Hargray (“Anniston”), as applicable), designated fiber expansion projects and incremental upgrades, as summarized in the charts below showing our performance results under the 2021 Bonus Plan below.

We believe that the combination of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA reflect our performance across several key dimensions, including profitability, cash outflows for capital expenditures and our ability to fund operations and make additional investments with internally generated funds. As such, performance on these measures was the basis for determining earned bonuses under the 2021 Bonus Plan using the table below:

■	2021 Adjusted EBITDA growth over 2020 Adjusted EBITDA (subject to adjustment as provided above, to the extent applicable); and

■	2021 adjusted capital expenditures as a percentage of 2021 Adjusted EBITDA (subject to adjustment as provided above, to the extent applicable).

			Adjusted EBITDA Growth

			Thresh.						Target					Max.
			<0.5%	0.5%	1.5%	2.5%	3.5%	4.5%	5.5%	6.5%	7.5%	8.5%	9.5%	10.5%
	Max.	31%	0%	88%	105%	123%	140%	158%	175%	200%	200%	200%	200%	200%
		33%	0%	78%	94%	109%	125%	141%	156%	195%	200%	200%	200%	200%
		35%	0%	69%	83%	96%	110%	124%	138%	172%	200%	200%	200%	200%
Adjusted Capital		37%	0%	59%	71%	83%	95%	107%	119%	148%	178%	200%	200%	200%
Expenditures	Target	39%	0%	50%	60%	70%	80%	90%	100%	125%	150%	175%	200%	200%
as a		41%	0%	45%	54%	63%	72%	81%	90%	113%	135%	158%	180%	200%
% of Adjusted		43%	0%	40%	48%	56%	64%	72%	80%	100%	120%	140%	160%	180%
EBITDA		45%	0%	35%	42%	49%	56%	63%	70%	88%	105%	123%	140%	158%
		47%	0%	30%	36%	42%	48%	54%	60%	75%	90%	105%	120%	135%
	Thresh.	49%	0%	25%	30%	35%	40%	45%	50%	63%	75%	87%	100%	113%

34	Cable One, Inc. ▪ 2022 Proxy Statement

On March 4, 2022, the C&TM Committee certified the results of the performance goals and approved a performance factor of 200% for the 2021 Bonus Plan based on Adjusted EBITDA growth of 13.8% and adjusted capital expenditures as a percentage of Adjusted EBITDA of 34.6%. The C&TM Committee applied the following pre-established adjustments described above in calculating the performance results under the 2021 Bonus Plan:

Adjusted EBITDA Growth (in millions)		Adjusted Capital Expenditures (“Capex”) as a % of 2021 Adjusted EBITDA (in millions)
2021 Publicly Reported Adjusted EBITDA (1)	$839.3	2021 Publicly Reported Capex (1)	$391.9
Adjustment for EBITDA Related to Acquired Operations and Designated Fiber Expansion Projects	$(90.4)	Adjustment for Capex Related to Acquired Operations, Designated Fiber Expansion Projects and Incremental Upgrades	$(133.0)
2021 Adjusted EBITDA, as Adjusted	$749.0	2021 Capex, as Adjusted	$258.9

2020 Publicly Reported Adjusted EBITDA (2)	$674.1	2021 Adjusted EBITDA, as Adjusted	$749.0
Adjustment for EBITDA Related to Acquired Operations, Divestitures and Designated Fiber Expansion Projects	$(16.0)
2020 Adjusted EBITDA, as Adjusted	$658.1
Adjusted EBITDA Growth	13.8%	Adjusted Capex as a % of Adjusted EBITDA	34.6%

Note: All totals were calculated using exact values. Minor differences may exist due to rounding.
(1)	Publicly reported amounts for 2021 include Hargray operations for the period beginning May 3, 2021, the date on which Hargray was acquired.
(2)

Publicly reported amount for 2020 includes Valu-Net operations and excludes Anniston operations for the periods beginning July 1, 2020 and October 1, 2020, respectively, the dates on which each was acquired or divested, as applicable.

The C&TM Committee approved the following bonus payments under the 2021 Bonus Plan based on the 2021 performance results and performance factor for our NEOs. Amounts in these columns represent the target and maximum payouts for the NEOs under the 2021 Bonus Plan (the amounts reflected for Ms. Detz and Mr. Koetje were pro-rated based on their respective start dates):

Name	Target Bonus Percentage	Target Bonus	Performance Factor (as a Percentage of Target)	Bonus Payout
Julia M. Laulis	100%	$740,000	200%	$1,480,000
Michael E. Bowker	75%	$296,250	200%	$592,500
Steven S. Cochran	75%	$296,250	200%	$592,500
Megan M. Detz	50%	$83,219	200%	$166,438
Todd M. Koetje	50%	$45,959	200%	$91,918

Long-Term Annual Equity Incentive

The C&TM Committee considers long-term equity incentives to be a critical component of the Company’s executive officer compensation program as they motivate and reward executive officers over the long-term and align their interests with those of our stockholders. Our historical practice was to grant our annual equity awards in the form of PSAs in early January each year. In addition, the C&TM Committee would approve grants of RSAs and SARs to, among other things, further support direct alignment with the interests of our long-term stockholders, promote the retention of management and key employees as well as for new hires, promotions and other special circumstances.

The mix of 2021 equity grants was more performance-based than typical market practice while also supporting retention. The 2021 long-term equity grants were comprised of approximately 60% PSAs and 40% RSAs for Ms. Laulis and Mr. Bowker and 50% PSAs and 50% RSAs for Mr. Cochran. The 2021 target equity grants values were near the 25th percentile of our peer companies for Ms. Laulis and Mr. Bowker and near the 45th percentile of our peer companies for Mr. Cochran.

Equity grants to our NEOs are described in greater detail in the “2021 Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Fiscal Year-End” tables included under “Executive Compensation Tables.”

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2021 PSA Grants

For 2021, the C&TM Committee granted our NEOs PSAs under the 2015 Plan. The PSAs granted in 2021 were subject to the attainment of the same goals and performance targets related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA as bonuses under the 2021 Bonus Plan because the C&TM Committee viewed these metrics as key indicators of our performance, as further described under “Annual Cash Incentive Program” above. The decision to use the same performance measures for the annual cash bonus plan and PSAs was based on: (1) the belief that these metrics are compelling measures of performance and principle drivers of stockholder value; and (2) challenges in setting and tracking meaningful multi-year performance goals given the company’s organic and inorganic growth and strategy, as highlighted by the Company’s acquisition, strategic investment and divestiture activity since 2019. While earned over a one-year performance period, the PSAs cliff-vest on the third anniversary of the grant date, which supports retention, discourages executive officers from taking excessive risks for short-term gains and fosters alignment with long-term stockholders as the value delivered ultimately is contingent on three-year stock price performance.

Other than Ms. Detz and Mr. Koetje who were hired during 2021, our NEOs each received a 2021 PSA grant with a target grant date fair value as reflected in the table below. The PSAs are subject to the terms and conditions of the 2015 Plan as well as an award agreement between the Company and each NEO. PSAs earned based on the achievement of the performance goals described above with respect to 2021 are scheduled to cliff-vest on January 3, 2024, generally subject to continued service with the Company through such date.

On March 4, 2022, the C&TM Committee certified the results of the performance goals and approved a performance factor of 200% for the 2021 PSA grants based on Adjusted EBITDA growth of 13.8% and adjusted capital expenditures as a percentage of 2021 Adjusted EBITDA of 34.6%. The C&TM Committee applied the pre-established adjustments described under “Annual Cash Incentive Program” above to the performance results for the 2021 PSAs. The C&TM Committee approved the following 2021 PSA performance results and performance factor for our continuing NEOs:

Name	Target Grant Date Fair Value of PSAs (1)	Target Number of PSAs	Maximum Number of PSAs	Performance Factor (as a % of Target)	Earned PSAs (2)
Julia M. Laulis	$1,269,800	570	1,140	200%	1,140
Michael E. Bowker	$550,247	247	494	200%	494
Steven S. Cochran	$550,247	247	494	200%	494

(1)	Amounts in this column represent the grant date fair value of the PSA awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”).
(2)	Earned PSAs are subject to service-based vesting conditions through January 3, 2024.

2021 RSA Grants

For 2021, the C&TM Committee approved RSA grants of 361 shares to Ms. Laulis, 157 shares to Mr. Bowker and 247 shares to Mr. Cochran, all of which vest in equal annual installments over four years. The grant date fair value of each RSA grant (computed in accordance with Topic 718) was as follows: Ms. Laulis, $804,208; Mr. Bowker, $349,752; and Mr. Cochran, $550,248.

In connection with the respective hirings of Ms. Detz and Mr. Koetje, the C&TM Committee approved: (i) an RSA grant of 415 shares to Ms. Detz on July 1, 2021 that is scheduled to vest in equal annual installments on the first four anniversaries of the grant date; and (ii) an RSA grant of 393 shares to Mr. Koetje on October 1, 2021 that is scheduled to cliff-vest on the third anniversary of the grant date. The grant date fair value of each RSA grant (computed in accordance with Topic 718) was as follows: Ms. Detz, $789,425; and Mr. Koetje, $725,136.

2021 SAR Grants

The C&TM Committee approved grants of 2,000 SARs to each Ms. Detz and Mr. Koetje in connection with their hiring. These SAR awards were granted at fair market value on the date of grant, vest in equal annual installments over four years and have a ten-year term (generally subject to Ms. Detz’s and Mr. Koetje’s continued employment with us through the applicable vesting date). The grant date fair value of Ms. Detz’s and Mr. Koetje’s SAR awards (computed in accordance with Topic 718) were $1,041,460 and $997,240, respectively.

36	Cable One, Inc. ▪ 2022 Proxy Statement

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, we seek to provide an overall level of benefits that is competitive with what is offered by similar companies in the markets in which we operate. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Executive Compensation Tables - Retirement Benefits.”

Perquisites

We provide our NEOs with very limited perquisites. In 2021, we provided relocation and temporary housing assistance for Ms. Detz and Mr. Koetje pursuant to their respective offer letters, and we reimbursed our NEOs for amounts paid for data, video and voice service in Phoenix, Arizona, a benefit that we provide to all of our employees who reside in one of our markets. For more information regarding these payments, please refer to the “All Other Compensation” column of the 2021 Summary Compensation Table under “Executive Compensation Tables.” We did not provide any other perquisites to our NEOs.

Severance Benefits

Consistent with our past practice, we have not entered into any employment or severance agreements that provide for payments or benefits in the event of involuntary termination with any of our NEOs except as described below. As such, as of December 31, 2021, we had no agreements with any of our NEOs that provide cash payments upon a termination of employment or a change of control of the Company except for the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable One SERP”) described below under “Executive Compensation Tables - Retirement Benefits.” In February 2021, we entered into an offer letter with Ms. Detz (who was a member of the Hargray management team at the time) in connection with the Hargray acquisition that provided for certain rights to receive cash severance benefits in the event of a termination of employment prior to December 31, 2021. We subsequently entered into a new offer letter with Ms. Detz in connection with her appointment as Senior Vice President, Human Resources, and the severance benefits provided under the initial offer letter have expired. As described below under “2022 Compensation Actions – Adoption of the 2022 Senior Executive Severance Pay Plan,” effective as of January 1, 2022, we adopted the Cable One, Inc. 2022 Senior Executive Severance Pay Plan which provides for cash severance benefits payable to our senior executives upon the occurrence of certain “double trigger” events.

We generally do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G or Section 409A of the Code to our executive officers. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of the Company’s short- and long-term business strategies, our outstanding equity awards contain a “double trigger” provision, which means the awards vest only upon a qualifying termination of employment that occurs within 18 months following a change of control, as described under “Executive Compensation Tables - Potential Payments Upon Termination or Change of Control.”

Retirement Plans and Agreements

Qualified Defined Contribution Plan

We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. We provide matching contributions on up to 5% of an employee’s eligible compensation, up to the salary limit applicable to tax-qualified plans ($290,000 in 2021). Employees, including our NEOs, are eligible to receive matching contributions after one year of service, with matches fully vested when made.

Nonqualified Supplemental Executive Retirement Plan and Nonqualified Deferred Compensation Plans

We maintain a nonqualified supplemental executive retirement plan. Contributions to or deferrals under this plan were not permitted after December 31, 2015.

Explanation and discussion of this frozen retirement plan can be found in the narratives accompanying the “Pension Benefits” and “Nonqualified Deferred Compensation” tables included under “Executive Compensation Tables.”

Cable One, Inc. ▪ 2022 Proxy Statement	37

2022 Compensation Actions

2022 Base Salaries

As part of the annual review process, effective January 1, 2022, our NEOs received the base salary increases indicated in the table below based on individual and Company performance and tenure with our company, and to address shortfalls compared to competitive market levels.

Name	2022 Base Salary	2021 Base Salary		$ Increase	% Increase
Julia M. Laulis	$769,600	$740,000		$29,600	4.0%
Michael E. Bowker	$426,600	$395,000		$31,600	8.0%
Steven S. Cochran	$426,600	$395,000		$31,600	8.0%
Megan M. Detz	$260,000	$250,000	(1)	$10,000	4.0%
Todd M. Koetje	$280,500	$275,000	(1)	$5,500	2.0%

(1)	The 2021 base salary amounts for Mr. Detz and Mr. Koetje are annualized.

2022 Annual Executive Bonus Plan

At the end of 2021, the C&TM Committee approved the 2022 Annual Executive Bonus Plan (the “2022 Bonus Plan”). Consistent with the 2021 Bonus Plan, each of our NEOs was awarded a cash incentive opportunity at the beginning of 2022 that provides for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2022. As shown in the table below, each NEO’s 2022 target bonus percentage increased from 2021 to address shortfalls compared to competitive market levels. Bonus payouts under the 2022 Bonus Plan are subject to the attainment of goals related to year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA for 2022, each subject to certain pre-established adjustments as provided in the 2022 Bonus Plan.

Name	2022 Target Bonus Percentage	2021 Target Bonus Percentage	% Change
Julia M. Laulis	125%	100%	25%
Michael E. Bowker	90%	75%	15%
Steven S. Cochran	90%	75%	15%
Megan M. Detz	65%	50%	15%
Todd M. Koetje	65%	50%	15%

2022 PSA and RSA Grants

Effective January 3, 2022, the C&TM Committee approved PSA and RSA grants to the NEOs with target grant date fair values as follows:

2022 PSA and RSA Grants

Name	Target Grant Date Fair Value of PSAs (1)	Target Number of PSAs	Grant Date Fair Value of RSAs (1)	Number of RSAs	Total Target Grant Date Fair Value of PSAs and RSAs (1)	% of Total Target Grant Date Fair Value of PSAs	% of Total Target Grant Date Fair Value of RSAs
Julia M. Laulis	$1,904,251	1,092	$1,126,508	646	$3,030,759	63%	37%
Michael E. Bowker	$742,867	426	$490,013	281	$1,232,880	60%	40%
Steven S. Cochran	$880,629	505	$594,643	341	$1,475,272	60%	40%
Megan M. Detz	$540,584	310	$336,557	193	$877,141	62%	38%
Todd M. Koetje	$517,915	297	$322,607	185	$840,522	62%	38%

(1)	Amounts in this column represent the grant date fair value of the awards computed in accordance with Topic 718.

38	Cable One, Inc. ▪ 2022 Proxy Statement

The PSAs are scheduled to cliff-vest on January 3, 2025 and the RSAs are scheduled to vest in equal annual installments over four years, generally subject to continued service with the Company through such date and, in the case of the PSAs, the attainment of the same goals and performance targets related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of 2022 Adjusted EBITDA as the bonuses provided for under the 2022 Bonus Plan described above. The maximum number of PSAs granted remains 200% of target.

Adoption of the 2022 Senior Executive Severance Pay Plan

Effective as of January 1, 2022, the C&TM Committee approved the adoption of the Cable One, Inc. 2022 Senior Executive Severance Pay Plan (the “Severance Pay Plan”). The Severance Pay Plan covers our senior executives, including our CEO, COO, CFO and our other NEOs, and will provide for severance payments in the event of a termination of employment that constitutes a “qualifying event” (as defined in the Severance Pay Plan) that occurs during the period commencing three months prior to the date upon which a “change of control” (as defined in the Severance Pay Plan) occurs and ending eighteen months following the date upon which the change of control occurred. Benefits under the Severance Pay Plan are subject to a “double trigger” because both a change of control and an involuntary termination of the participant’s employment must occur in order for the participant to qualify for benefits. The definition of “change of control” under the Severance Pay Plan is substantially the same as the definition of “change of control” included in the 2015 Plan. The Severance Pay Plan does not provide for any excise tax gross-up provisions.

If benefits under the Severance Pay Plan are triggered: (i) our CEO, COO and CFO would be entitled to receive a lump sum cash payment equal to 2.5 times such officer’s base salary and target annual cash incentive bonus; and (ii) our other NEOs would be entitled to receive a lump sum cash payment equal to two times their base salary and target annual cash incentive bonus. Additionally, plan participants would be entitled to receive a pro-rated annual cash incentive bonus payment at target for the year in which their termination occurs and a lump sum cash payment equal to eighteen times the monthly premium required to continue group health care coverage based on monthly COBRA premiums in effect at the time of termination of employment.

Any benefits payable under the Severance Pay Plan are subject to execution of an agreement by the plan participant releasing claims against us. Under the terms of the plan, participants are also obligated to comply with the non-compete, non-solicitation and other restrictive covenants set forth in our Clawback Policy, equity award agreements and any other agreements between the participant and us. Under the terms of the Severance Pay Plan, a participant that violates such covenants would be obligated to repay their plan benefits to us and would forfeit all unpaid benefits under the plan.

In general, we have not historically entered into employment agreements with our executive officers or otherwise provided guaranteed cash severance benefits (whether in connection with a change of control or otherwise). We adopted the Severance Pay Plan in order to enhance the overall competitiveness of our executive compensation program and our ability to attract and retain executive talent. Our goal is to more closely align the change of control protections under our executive compensation program with industry peers, many of which provide guaranteed cash severance benefits for their executive officers upon any qualifying termination of employment (whether or not tied to a change of control). In our case, we have limited the potential cash severance benefits under the Severance Pay Plan to only be payable upon “double trigger” events.

Corporate Governance Policies

Stock Ownership Guidelines

We have adopted stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will more effectively pursue the long-term interests of stockholders if they are stockholders themselves.

Cable One, Inc. ▪ 2022 Proxy Statement	39

These guidelines, which were approved by the Board and adopted in August 2015, generally require executives to hold stock having a value equal to a multiple of the executives’ base salary and non-employee directors to hold stock having a value equal to a multiple of the non-employee directors’ base cash retainer. RSAs, PSAs (only to the extent earned after the date the C&TM Committee certifies the achievement of the applicable performance goals) and fully owned shares all count towards the guidelines for executives and unvested and deferred restricted stock units count towards the guidelines for non-employee directors. SARs are not counted toward compliance with the guidelines nor are unearned PSAs. An executive or non-employee director is expected to achieve the applicable multiple set forth in the guidelines within five years of the date of the executive’s initial election to such position or the non-employee director’s initial election to the Board, except as otherwise approved by the C&TM Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually, and all of our NEOs and non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2021. The stock ownership guidelines applicable to our executives as a multiple of the executives’ base salary are as follows:

Position	Multiple of Base Salary
Executive Chair or CEO	6.0
President or COO	3.5
Senior Vice President	3.0
Vice President	2.0

Our stock ownership guidelines also include the following provisions:

■	In the case of a promotion to a level with a higher ownership requirement, an additional two-year compliance period will be provided to acquire the incremental shares required.

■	In the case of an executive officer who holds a position at more than one level (e.g., CEO and President), the higher ownership requirement will apply.

■	Shares held in trust and by immediate family members (i.e., spouses and children) and in retirement accounts all count towards the guidelines.

■

During the Compliance Period, up to 50% of net after-tax shares can be sold at the time a PSA, RSA or RSU vests or a SAR is exercised, and the executive or non-employee director will be required to retain the remaining 50% of net after-tax shares until in compliance with the applicable guideline. Once outside of the Compliance Period, if an executive’s or a non-employee director’s ownership falls below the required ownership level, that person will be required to retain 100% of net after-tax shares at the time a PSA, RSA or RSU vests or a SAR is exercised, until in compliance with the applicable guideline.

Prohibition on Derivative Trading, Hedging and Pledging

Our Insider Trading Policy provides that it is inappropriate for any executive officer or director, as well as any other employee who is a member of our restricted trading population, to enter into speculative transactions in our securities and prohibits them from: (i) trading derivative securities, such as puts, calls, options and similar instruments; (ii) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (iii) engaging in short sale transactions in our securities; and (iv) buying our securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held.

Clawback Policy

Our Clawback Policy provides for the ability to recoup incentive compensation granted, paid or otherwise provided to our executives and certain other employees. Below is a summary of events that may trigger action under the policy.

■

Restatement of Financial Results – in the event of a restatement within the preceding three completed fiscal years (other than due to a change in or retrospective application of applicable accounting principles, methods, rules or interpretations) where the impact would have lowered the incentive compensation amount.

■

Legal or Compliance Violations/Misconduct – in the event of fraud or dishonesty by an employee; a willful act (or failure to act) in bad faith to the material detriment of the Company; material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that had a significant negative impact on the Company; intentional manipulation or attempted manipulation of any performance metric, financial indicator or other goal for personal gain; violation of applicable restrictive covenants; and violation of the policy or any other recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)).

40	Cable One, Inc. ▪ 2022 Proxy Statement

The Board may seek recoupment in any manner it chooses to the extent permitted by law, including reducing current or future incentive compensation awards (except in violation of Section 409A of the Code); requiring reimbursement or repayment of cash-based incentive compensation awards paid (within the previous three-year period); cancelling all or a portion of unvested equity awards, vested equity awards (within the previous three-year period) and any dividends accrued or paid in respect of such equity awards; requiring the return of certain net shares and dividends paid from vested, exercised, settled and sold equity awards (within the previous three-year period); and any other method of reducing the total compensation granted, paid or otherwise provided (within the previous three-year period or any current or future period). For purposes of the policy, incentive compensation includes but is not limited to annual and discretionary cash bonuses, PSAs, RSAs and SARs.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the C&TM Committee considers the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m), as in effect prior to 2018, provided that we could not deduct compensation of more than $1.0 million paid in any year to the CEO or any of the three other most highly compensated officers (excluding the CFO), unless the compensation qualified as “performance-based compensation” under Section 162(m). The 2017 Federal tax reform legislation, which was signed into law in December 2017, eliminated the exception for “performance-based compensation” with respect to 2018 and future years. As a result, we expect that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1.0 million per year paid to any NEO (and any person who was a named executive for any year beginning with 2017) will be nondeductible under Section 162(m).

Compensation Program Risk Assessment

As part of its oversight role, the C&TM Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the C&TM Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our compensation program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the C&TM Committee’s application of discretion to override formulaic results. The Company also maintains policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, the Clawback Policy and insider-trading prohibitions as well as independent C&TM Committee oversight. Based on this review, the C&TM Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Cable One, Inc. ▪ 2022 Proxy Statement	41

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

The Compensation and Talent Management Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2021 Form 10-K.

Kristine E. Miller, Chair
Brad D. Brian
Wallace R. Weitz
Katharine B. Weymouth

42	Cable One, Inc. ▪ 2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table

The following table shows the compensation paid by the Company during 2021, 2020 and 2019 to our principal executive officer, our principal financial officer and the three other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2021 based on 2021 total compensation (except in the case of Ms. Detz and Mr. Koetje who were NEOs in 2021 only).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Julia M. Laulis	2021	$740,000	—	$2,074,008	—	$1,480,000	$3,564	$30,243	$4,327,815
Chair of the Board, President and	2020	$752,885	—	$1,500,037	—	$1,450,000	$3,438	$28,886	$3,731,808
Chief Executive Officer	2019	$575,000	—	$864,737	$382,840	$828,459	$22,205	$31,062	$2,704,303
Michael E. Bowker	2021	$395,000	—	$899,999	—	$592,500	—	$21,274	$1,908,773
Chief Operating Officer	2020	$399,808	—	$650,323	—	$577,500	—	$19,073	$1,646,704
	2019	$360,000	—	$344,271	$287,132	$389,015	—	$29,040	$1,409,458
Steven S. Cochran	2021	$395,000	—	$1,100,495	—	$592,500	—	$21,183	$2,109,178
Senior Vice President and Chief Financial Officer	2020	$394,615	—	$650,323	—	$570,000	—	$18,122	$1,633,060
	2019	$325,000	—	$326,408	$287,132	$327,782	—	$4,807	$1,271,129
Megan M. Detz	2021	$166,438	—	$789,425	$1,041,460	$166,438	—	$147,156	$2,310,917
Senior Vice President, Human Resources
Todd M. Koetje	2021	$91,918	—	$725,136	$997,240	$91,918	—	$140,150	$2,046,362
Senior Vice President, Business Development & Finance

(1)

Amounts in these columns represent the grant date fair value of the PSA, RSA and SAR awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of PSA, RSA and SAR grants made during each year indicated, rather than the amounts paid to or realized by our NEOs. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2021 Form 10-K for a discussion of the assumptions used in the valuation of the awards.

Amounts in the “Stock Awards” column represent the grant date fair value of the PSA and RSA awards granted in 2021 as follows:

Name	Stock Awards – Grant Date Fair Value of PSAs	Stock Awards – Grant Date Fair Value of RSAs	Total
Julia M. Laulis	$1,269,800	$804,208	$2,074,008
Michael E. Bowker	$550,247	$349,752	$899,999
Steven S. Cochran	$550,247	$550,248	$1,100,495
Megan M. Detz	—	$789,425	$789,425
Todd M. Koetje	—	$725,136	$725,136

Cable One, Inc. ▪ 2022 Proxy Statement	43

Set forth below is the maximum value for the PSAs granted to our NEOs during 2021 (i.e., 200% of the target award value) calculated using exact values. Minor differences may exist due to rounding.

Name	Stock Awards – Maximum Value of PSAs
Julia M. Laulis	$2,539,601
Michael E. Bowker	$1,100,494
Steven S. Cochran	$1,100,494
Megan M. Detz	—
Todd M. Koetje	—

(2)

Amounts in this column for 2021, 2020, and 2019 represent payments under our bonus plan for each year. The 2021 Bonus Plan is described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Program” above.

(3)

The amounts shown in this column represent increases, if any, in the present value of Cable One SERP benefits. The Company sponsors a qualified defined benefit pension plan. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits for each year presented were determined based on a discount rate of 3.24% and using Pri-2012 fully generational white collar mortality table for males and females using Scale MP-2019.

See the Pension Benefits table and the “Retirement Benefits” section below for additional information regarding these benefits.

(4)	For 2021, the amounts presented consist of the following:

All Other Compensation

Name	Perquisites (4a)	401(k) Company Contributions (4b)	PSA Dividends (4c)	Relocation and Temporary Housing Allowance (4d)	Total
Julia M. Laulis	$900	$13,204	$16,139	—	$30,243
Michael E. Bowker	$450	$14,460	$6,364	—	$21,274
Steven S. Cochran	$450	$14,463	$6,270	—	$21,183
Megan M. Detz	$300	$6,856	—	$140,000	$147,156
Todd M. Koetje	$150	$—	—	$140,000	$140,150

(4a)

Amounts in this column represent for each of our NEOs, reimbursement for amounts paid for data, video and voice service, a benefit that we provide to all of our employees who reside in one of our markets.

(4b)	NEOs are immediately 100% vested in 401(k) Company contributions.

(4c)

Amounts in this column represent dividends attributable to PSAs granted under the 2015 Plan that are not included in the grant date fair value of such PSAs at target, which are reported in the “Stock Awards” column of the 2021 Summary Compensation Table. PSAs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs will not vest unless and until the performance and service conditions applicable to the award have been achieved.

(4d)	The amounts in this column represents the value of one-time relocation and temporary housing allowances provided pursuant to Ms. Detz’s and Mr. Koetje’s offer letters with the Company.

44	Cable One, Inc. ▪ 2022 Proxy Statement

2021 Grants of Plan-Based Awards

The following table shows information with respect to each plan-based award granted to our NEOs during 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(4) (#)	Options (5) (#)	Awards ($/Sh)	Option Awards (6)
Julia M.	—	—	—	$740,000	$1,480,000	—	—	—	—	—	—	—
Laulis	01/03/2021	12/31/2020	—	—	—	—	570	1,140	—	—	—	$1,269,800
	01/03/2021	12/31/2020	—	—	—	—	—	—	361	—	—	$804,208
Michael E.	—	—	—	$296,250	$592,500	—	—	—	—	—	—	—
Bowker	01/03/2021	12/31/2020	—	—	—	—	247	494	—	—	—	$550,247
	01/03/2021	12/31/2020	—	—	—	—	—	—	157	—	—	$349,752
Steven S.	—	—	—	$296,250	$592,500	—	—	—	—	—	—	—
Cochran	01/03/2021	12/31/2020	—	—	—	—	247	494	—	—	—	$550,247
	01/03/2021	12/31/2020	—	—	—	—	—	—	247	—	—	$550,248
Megan M.	—	—	—	$83,219	$166,438	—	—	—	—	—	—	—
Detz	07/01/2021	03/05/2021	—	—	—	—	—	—	415	—	—	$789,425
	07/01/2021	03/05/2021	—	—	—	—	—	—	—	544	$1,902.23	$1,041,460
Todd M.	—	—	—	$45,959	$91,918	—	—	—	—	—	—	—
Koetje	10/01/2021	05/20/2021	—	—	—	—	—	—	393	—	—	$725,136
	10/01/2021	05/20/2021	—	—	—	—	—	—	—	540	$1,845.13	$997,240

(1)	The date in this column is the date the C&TM Committee took action to approve the equity-based award.

(2)

Amounts in these columns represent the target and maximum payouts for the NEOs under the 2021 Bonus Plan (including pro-rated amounts for Ms. Detz and Mr. Koetje based on their respective start dates). There is no threshold payout with respect to these awards under the 2021 Bonus Plan.

(3)

Amounts in these columns represent PSAs granted under the 2015 Plan as part of our long-term incentive compensation program. There is no threshold payout with respect to the PSAs. The PSAs granted in 2021 were earned at 200% of target, based on the achievement of applicable performance metrics, but remain subject to service-based vesting requirements and are scheduled to cliff-vest on January 3, 2024, generally subject to continued service with the Company through such date. The terms of the PSAs are described in further under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(4)

Amounts in this column represent RSAs granted under the 2015 Plan as part of our long-term incentive compensation program. The terms of the RSAs are described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(5)

Amounts in this column represent the number of shares of our common stock underlying SAR awards calculated based upon the grant date fair value determined in accordance with Topic 718 ($520.73 for Ms. Detz’s awards and $498.62 for Mr. Koetje’s awards) and the grant date closing stock price as reported by the NYSE ($1,902.23 for Ms. Detz’s awards and $1,845.13 for Mr. Koetje’s awards). The SARs vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and are otherwise subject to the terms and conditions of the applicable award agreement, a form of which was approved by the C&TM Committee.

(6)

Amounts in this column represent the grant date fair value of PSA, RSA and SAR awards computed in accordance with Topic 718. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. See Note 15 of the Notes to the Consolidated Financial Statements contained in the 2021 Form 10-K for a discussion of the assumptions used in the valuation of the SAR awards.

Cable One, Inc. ▪ 2022 Proxy Statement	45

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares underlying exercisable and unexercisable SARs and unvested PSAs and RSAs held by our NEOs on December 31, 2021.

		SAR Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Julia M. Laulis	01/03/2017	1,296	—	$619.66	01/03/2027	—	—
	01/03/2018	897	299	$707.17	01/03/2028	125	$220,431
	01/03/2019	538	538	$811.96	01/03/2029	1,204	$2,123,194
	01/03/2020	—	—	—	—	1,548	$2,729,820
	01/03/2021	—	—	—	—	1,501	$2,646,940
Michael E. Bowker	01/03/2017	324	—	$619.66	01/03/2027	—	—
	01/03/2018	299	299	$707.17	01/03/2028	—	—
	01/03/2019	404	404	$811.96	01/03/2029	422	$744,177
	01/03/2020	—	—	—	—	644	$1,135,661
	01/03/2021	—	—	—	—	651	$1,148,007
Steven S. Cochran	10/01/2018	506	253	$871.07	10/01/2028	—	—
	01/03/2019	404	404	$811.96	01/03/2029	391	$689,510
	01/03/2020	—	—	—	—	644	$1,135,661
	01/03/2021	—	—	—	—	741	$1,306,716
Megan M. Detz	07/01/2021	—	—	$1,902.23	07/01/2031	415	$731,832
Todd M. Koetje	10/01/2021	—	—	$1,845.13	10/01/2031	393	$693,036

(1)

Generally, outstanding SARs granted under the 2015 Plan are scheduled to vest 25% per year over a four-year period from the date of grant; outstanding RSAs granted under the 2015 Plan are scheduled to either vest 25% per year over a four-year period from the date of grant or cliff-vest on the third anniversary of the grant date; and outstanding PSAs granted under the 2015 Plan are scheduled to cliff-vest on the third anniversary of the grant date.

The following table shows the grant date and remaining vesting dates of unvested SARs, PSAs and RSAs held by our NEOs on December 31, 2021:

Award Type	Grant Date	Remaining Vesting Date(s)
SAR	January 3, 2018	January 3, 2022
SAR	April 2, 2018	April 2, 2022
SAR	October 1, 2018	October 1, 2022
SAR	January 3, 2019	January 3, 2022 and 2023
SAR	April 1, 2020	April 1, 2022, 2023 and 2024
SAR	July 1, 2021	July 1, 2022, 2023, 2024 and 2025
SAR	October 1, 2021	October 1, 2022, 2023, 2024 and 2025
PSA	January 3, 2019	January 3, 2022
PSA	January 3, 2020	January 3, 2023
PSA	January 3, 2021	January 3, 2024
RSA	January 3, 2018	January 3, 2022
RSA	January 3, 2019	January 3, 2022 and 2023
RSA	January 3, 2020	January 3, 2022, 2023 and 2024
RSA	April 1, 2020	April 1, 2022, 2023 and 2024
RSA	January 3, 2021	January 3, 2022, 2023, 2024 and 2025
RSA	July 1, 2021	July 1, 2024
RSA	October 1, 2021	October 1, 2024

(2)

The PSAs granted in 2019, 2020 and 2021 were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan and were earned at 144.1%, 200.0% and 200.0% of target, respectively, based on the achievement of applicable performance metrics, but remained subject to service-based vesting requirements as of December 31, 2021. The RSAs granted in 2019, 2020 and 2021 are also subject to service-based vesting requirements. The PSAs and RSAs are described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(3)	Calculated using the closing price of a share of our common stock as reported by the NYSE as of December 31, 2021, the last trading day of 2021 ($1,763.45).

46	Cable One, Inc. ▪ 2022 Proxy Statement

2021 SAR Exercises and Stock Vested

The following table shows a summary of SAR exercises and the vesting of PSAs and RSAs with respect to our NEOs in 2021.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Julia M. Laulis	2,025	$3,887,205	1,469	$3,272,520
Michael E. Bowker	—	—	458	$1,020,296
Steven S. Cochran	—	—	1,210	$2,674,882
Megan M. Detz	—	—	—	—
Todd M. Koetje	—	—	—	—

(1)	Calculated using the applicable closing price of a share of our common stock based on the applicable exercise or vesting date.

Retirement Benefits

Defined Benefit Pension Plans

Certain of our employees, including certain of our NEOs, participate in tax-qualified and/or supplemental defined benefit retirement plans. Prior to our spin-off (the “spin-off”) from Graham Holdings Company (“GHC”), Ms. Laulis and Mr. Bowker participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and, in the case of Ms. Laulis, the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable One employed at the time of the spin-off and provided benefits that were based on formulas that take into account base salary and years of service. Such formulas are contained in the individual benefits schedules for the Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our participating NEOs under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our participating NEOs.

Ms. Laulis and Mr. Bowker have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Ms. Laulis earned her pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the CBRP and SRA Schedules

The CBRP was provided by GHC to eligible employees of Cable One prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

Cable One, Inc. ▪ 2022 Proxy Statement	47

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable One SERP (the “Cable One DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable One DB SERP, under which we assumed all obligations to current and former Cable One employees, including our NEOs, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable One DB SERP provides, for benefits to such participants, including our participating NEO, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($290,000 in 2021) or (ii) the benefit limitation applicable to tax-qualified plans ($230,000 per year commencing at age 65 in 2021). The GHC DB SERP provided, and the Cable One DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable One DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

The following table shows years of credited service and the present value of accumulated benefits for the participating NEO under the Cable One SERP, computed as of December 31, 2021, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2021. Except for Ms. Laulis, none of our other NEOs participate in any pension plans sponsored or maintained by Cable One.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Julia M. Laulis	Cable One DB SERP	17	$107,179	—

(1)	Data in this column represents the number of years of credited service earned as of December 31, 2021.
(2)

Amounts in this column represent the actuarial present value of the accumulated benefits under the plan as of December 31, 2021. The benefits valued include CBRP amounts. The assumptions used in determining the present value of accumulated benefits are the Pri-2012 fully generational white-collar mortality table for males and females using Scale MP-2019 and a 3.24% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015 and are valued at age 65. There can be no assurance that the amounts listed in this column will ever be fully paid out.

Defined Contribution Plans

The C&TM Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”) and following the spin-off, all account balances of current and former Cable One employees, including our participating NEOs, held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable One 401(k) Plan. The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($290,000 in 2021). Participants are eligible to receive Company matching contributions after one year of service, and participants are immediately vested in the Company matching contributions.

48	Cable One, Inc. ▪ 2022 Proxy Statement

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable One SERP (the “Cable One DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable One employees who participated in the GHC DC SERP, including our participating NEOs. The GHC DC SERP provided, and the Cable One DC SERP provides, such executives with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans, to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($58,000 in 2021). Among the benefits provided under the GHC DC SERP and Cable One DC SERP is a supplemental defined contribution plan benefit wherein we provided a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable One credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One DC SERP are payable on the first day of the seventh month following termination of service.  In connection with the spin-off, on July 1, 2015, benefit accruals were frozen under the Cable One DC SERP, and the plan was closed to new participants.

Nonqualified Deferred Compensation

The following table shows quantitative information regarding our NEOs’ participation in the deferred compensation arrangement discussed above for 2021.

Name	Deferred Compensation Arrangement	Executive Contributions in 2021 ($)	Registrant Contributions in 2021 ($)	Aggregate Earnings in 2021 ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2021 ($)
Julia M. Laulis	Cable One DC SERP	—	—	$7,952	—	$69,258

(1)

Amount in this column represents a net investment gain based on Ms. Laulis’ investment elections. This gain is not included in the 2021 Summary Compensation Table because the gain reflects market performance of investment indexes selected by Ms. Laulis.

Potential Payments Upon Termination or Change of Control

The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the PSA, RSA and SAR award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2021.

Termination of Employment

In the event the employment of any NEO is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the PSAs will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of PSAs will lapse at the time the C&TM Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of RSAs and SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (ii) failure by the executive to substantially perform their duties; (iii) a conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iv) bad faith actions that result in a material detriment to the Company; or (v) material non-compliance or breach of Company agreements and policies, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policy that had a significant negative impact on the Company. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) material breach of the applicable agreement by the Company.

Cable One, Inc. ▪ 2022 Proxy Statement	49

In the event of death or disability of each of our NEOs on or following the first anniversary of the grant date, the restrictions that apply to a prorated portion of the RSAs and the PSAs (deemed achieved at target level performance) will lapse, and a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date.

In the event of a qualifying termination of employment on December 31, 2021, no equity awards granted in 2021 would have vested because it was prior to the first anniversary of the grant date for such awards.

Change of Control

Outstanding PSAs, RSAs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the NEO experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSAs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the 2015 Plan) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.

Potential Payments

The following table shows potential payments our NEOs would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2021. In the event of a change of control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. Actual payments will only be determined upon the occurrence of any such event. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs and RSAs (including accrued dividends) are based on the closing price of a share of our common stock as of December 31, 2021 of $1,763.45.

Name	Benefit	Termination Without Cause or for Good Reason (1)(3)	Death or Disability (1)(3)	Termination Without Cause or for Good Reason on or Following a Change of Control (2)(3)
Julia M. Laulis	Accelerated Equity Vesting	$2,890,844	$2,890,844	$7,280,470
Michael E. Bowker	Accelerated Equity Vesting	$1,532,657	$1,532,657	$3,605,754
Steven S. Cochran	Accelerated Equity Vesting	$1,102,534	$1,102,534	$3,665,540
Megan M. Detz	Accelerated Equity Vesting	—	—	$734,114
Todd M. Koetje	Accelerated Equity Vesting	—	—	$694,117

(1)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs, PSAs and RSAs granted prior to 2021 that would accelerate vesting upon a qualifying termination or in the event of death or disability on December 31, 2021 for each NEO. SARs, PSAs and RSAs granted in 2021 would be forfeited upon such qualifying termination because such event would have occurred prior to the first anniversary of grant date. The value of PSAs is reflected at the actual level of achievement of the applicable performance metrics if certified by the C&TM Committee as of December 31, 2021, or based on the estimated level of achievement as of December 31, 2021 if not certified by the C&TM Committee as of December 31, 2021. The PSAs granted in 2019 were earned at 144.1% of target, but were subject to service-based vesting requirements as of December 31, 2021, and the PSAs granted in 2020 were earned at 200.0% of target, but were subject to service-based vesting requirements as of December 31, 2021.

50	Cable One, Inc. ▪ 2022 Proxy Statement

(2)

The amounts in this column represent the value of all outstanding SARs, PSAs and RSAs for each NEO that would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control on December 31, 2021. The value of the PSAs granted in 2019, 2020 and 2021 are reflected at the actual level of achievement of the applicable performance metrics.

(3)

The amounts in this table exclude any payments for Ms. Laulis under the Cable One SERP and Cable One DC SERP which are described above under “Retirement Benefits” and the related Pension Benefits and Nonqualified Deferred Compensation tables.

As discussed above in “Compensation Discussion and Analysis—Elements of Our Compensation Program—2022 Compensation Actions”, effective January 1, 2022 the C&TM Committee approved the adoption of the Severance Pay Plan. Amounts that would be payable under the Severance Pay Plan are not included in the table above as the Severance Pay Plan was not effective as of December 31, 2021. Assuming the Severance Pay Plan was effective on December 31, 2021, Ms. Laulis, Mr. Bowker, Mr. Cochran, Ms. Detz and Mr. Koetje would have received additional payments of approximately $4.5 million, $2.1 million, $2.1 million, $0.9 million, and $1.0 million, respectively, for a qualifying event assuming a change of control and qualifying termination took place on that date.

Clawback Policy – Restrictive Covenants and Release

Our annual cash incentive program and our PSA, RSA and SAR award agreements are subject to our Clawback Policy (described in further detail under “Compensation Discussion and Analysis—Corporate Governance Policies—Clawback Policy” above). The Clawback Policy contains restrictive covenants that obligate each NEO not to disclose any of our confidential information or knowingly or intentionally disparage the Company at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us or (ii) directly or indirectly, solicit the employment of, employ or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of PSAs, RSAs and SARs upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). To identify our median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

■

We selected December 31, 2021 as the date upon which we would determine our employee population used to identify our median employee. As of December 31, 2021, we had approximately 3,500 active full-time, part-time, temporary and seasonal employees (excluding Ms. Laulis and approximately 80 employees from our acquisition of CableAmerica, which closed on December 30, 2021). We did not include independent contractors or leased workers in our determination.

■

In identifying our median employee from our employee population, we calculated the total cash compensation of each employee of ours and our subsidiaries (including employees from our acquisition of Hargray) included in the employee population described above, for the 12-month period that ended on December 31, 2021. Total cash compensation for these purposes included base salary or wages, overtime, bonus, and cash incentives/commissions and was calculated using internal payroll records. For employees included in the employee population described above that were hired in 2021 but did not work the full year, we annualized their compensation for the full year. In determining the 12-month total cash compensation for employees from our acquisition of Hargray, we took into account compensation paid in 2021 prior to the closing of the acquisition on May 3, 2021. We did not apply any cost-of-living adjustments as part of the calculation. Once we identified the median employee, we determined the annual total compensation of the median employee in accordance with the requirements for determining total compensation in the Summary Compensation Table.

The 2021 annual total compensation for our CEO, as reported in the 2021 Summary Compensation Table, was $4,327,815. The 2021 annual total compensation for our median employee was $62,778. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2021 was 69 to 1.

We believe that the ratio presented is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the ratio reported by other companies may not be comparable to the ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.

Cable One, Inc. ▪ 2022 Proxy Statement	51

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2021

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2021 Annual Meeting of Stockholders, nearly 98% of the votes cast voted in favor of our say-on-pay proposal. At this time, we intend to hold the advisory say-on-pay vote on an annual basis until the next required advisory vote on the frequency of future say-on-pay votes, which will occur at our 2023 Annual Meeting of Stockholders.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to achieve the following key objectives:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of Cable One stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial success. We encourage stockholders to read the “Compensation Discussion and Analysis” section above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2021. The 2021 Summary Compensation Table and other related compensation tables and narrative included in the "Executive Compensation Tables" section of this Proxy Statement provide detailed information on the compensation of our NEOs. The C&TM Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NEOs AS DISCLOSED IN THIS PROXY STATEMENT.

52	Cable One, Inc. ▪ 2022 Proxy Statement

PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Article VII, Section 2 of our Charter provides that the affirmative vote of the holders of 66 2/3% of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Company shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Company (the “Supermajority Vote Requirement”).

The Nominating and Governance Committee and the Board review our corporate governance practices and policies annually, and they regularly receive input from our stockholders with respect to such practices and policies. After taking into consideration the feedback provided to us by stockholders following our outreach efforts relating to the voting results of the Company’s 2021 Annual Meeting of Stockholders, and after evaluating various considerations regarding the various provisions of the Company’s existing Charter, the Board, upon the recommendation of the Nominating and Governance Committee, has declared advisable and has approved, subject to approval of this proposal by our stockholders, to amend and restate our Charter (the “New Charter”) to amend the Supermajority Vote Requirement included in the Company’s Charter in order to reduce the required stockholder vote from a 66 2⁄3% of the combined voting power standard to a majority of the combined voting power standard.

The New Charter would become effective upon its filing with the Secretary of State of the State of Delaware, which we would file following the annual meeting if our stockholders approve the New Charter. If the New Charter is approved by our stockholders, the Board retains discretion not to implement it under Delaware law. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination. If the New Charter is not approved by the requisite vote, then the New Charter will not be filed with the Secretary of State of the State of Delaware.

If the New Charter is approved by stockholders, the Board of Directors will implement a similar amendment to the Company’s By-Laws following the Annual Meeting.

The New Charter is attached to this Proxy Statement as Annex B, with deleted text shown in strikethrough and added text shown underlined. The affirmative vote of a majority of our outstanding shares as of the Record Date is required to approve this proposal pursuant to our current Charter and Delaware law.

THE FULL TEXT OF THE NEW CHARTER IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CHARTER TO AMEND THE SUPERMAJORITY VOTE REQUIREMENT TO REDUCE THE REQUIRED STOCKHOLDER VOTE FROM A 66 2/3% OF THE COMBINED VOTING POWER STANDARD TO A MAJORITY OF THE COMBINED VOTING POWER STANDARD AS SET FORTH IN ANNEX B TO THIS PROXY STATEMENT.

Cable One, Inc. ▪ 2022 Proxy Statement	53

PROPOSAL 5: APPROVAL OF THE CABLE ONE, INC. 2022 OMNIBUS INCENTIVE COMPENSATION PLAN

Proposal Summary

Effective March 28, 2022, the Board approved, subject to the approval of our stockholders, the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “2022 Omnibus Plan”). The 2022 Omnibus Plan is intended to replace the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”). The 2015 Plan will be automatically replaced and superseded by the 2022 Omnibus Plan on the date on which the 2022 Omnibus Plan is approved by our stockholders, provided that any outstanding awards granted under the 2015 Plan will remain in effect pursuant to their terms. If stockholder approval is not received, the 2015 Plan will remain in place pursuant to its current terms.

If the 2022 Omnibus Plan is approved, as of its effective date, a total of 482,314 shares (comprised of the 82,314 shares that remained available for future awards under the 2015 Plan as of December 31, 2021, plus the newly requested 400,000 shares), less any shares subject to awards granted under the 2015 Plan between December 31, 2021 and the effective date of the 2022 Omnibus Plan, will be available for future awards under the 2022 Omnibus Plan. No awards will be granted under the 2015 Plan or any other prior plan on or after the effective date of the 2022 Omnibus Plan. We anticipate that this increase in shares will allow the 2022 Omnibus Plan to operate for several years, although this could change based on other factors, including but not limited to merger and acquisition activity.

We believe that equity-based awards are an important part of our overall compensation program and want to ensure that there is a sufficient number of shares available to adequately incentivize our officers, employees, directors and consultants. As of December 31, 2021, we had 45,740 stock appreciation rights (“SARs”) (with weighted-average exercise price of $1,075.34 and weighted-average remaining contractual life of 7.1 years) outstanding under the 2015 Plan, 27,144 shares of restricted stock (including both time-based and performance-based restricted shares) outstanding under the 2015 Plan and 6,882 restricted stock units (“RSUs”) (including deferred stock units (“DSUs”)) outstanding under the 2015 Plan. We did not have any other equity awards outstanding under the 2015 Plan or any other equity plan as of that date. As of December 31, 2021, only 82,314 shares remained available for future grants under the 2015 Plan (our only active equity plan), and based on our estimates, the Company anticipates exhausting such shares within less than three years.

The table below presents our potential fully diluted overhang levels as of December 31, 2021 before and after effectiveness of the 2022 Omnibus Plan:

(A) Equity awards outstanding as of December 31, 2021	79,766
(B) Shares available for grant under the 2015 Plan	82,314
(C) Additional requested shares for 2022 Omnibus Plan	400,000
(D) Common shares outstanding	6,046,362
Fully Diluted Overhang prior to effectiveness of 2022 Omnibus Plan (A + B) / (A + B + D)	2.6%
Fully Diluted Overhang after effectiveness of 2022 Omnibus Plan (A + B + C) / (A + B + C+ D)	8.5%

If the 2022 Omnibus Plan is not approved, the shares available for grant under the 2015 Plan could be exhausted within the next two years, which would have a detrimental effect on our ability to attract, retain and motivate our employees, officers, directors and consultants. The Board believes the potential dilution from equity issuances to be made under the 2022 Omnibus Plan is reasonable and that approval of the 2022 Omnibus Plan is important in that it allows us to continue awarding equity incentives, which are an important component of our overall compensation program.

Our burn rate for the last three years (the “Burn Rate”), which we define as the total number of shares subject to awards granted in a calendar year (which includes the total number of SARs granted, as applicable) expressed as a percentage of our basic weighted average shares outstanding, was 0.30% for 2021, 0.35% for 2020, and 0.75% for 2019, and the average Burn Rate over the last three years was 0.46%.

The closing price of our common stock, as reported on the NYSE on April 4, 2022, was $1,496.75 per share. If the 2022 Omnibus Plan is approved by our stockholders, we anticipate filing a Form S-8 registration statement with the SEC shortly after the Annual Meeting to register the shares authorized for issuance under the 2022 Omnibus Plan.

54	Cable One, Inc. ▪ 2022 Proxy Statement

Plan Summary

Purpose. The purpose of the 2022 Omnibus Plan is to promote the interests of the Company and its stockholders by providing the employees, directors and consultants of the Company and its subsidiaries with incentives and rewards to encourage them to continue in the service of the Company and its subsidiaries and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

Eligible Participants. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its affiliates will be eligible to participate in the 2022 Omnibus Plan. As of December 31, 2021, we had 3,628 employees and nine non-employee directors, although we expect that, based on our current employee base, awards will be generally limited to approximately 460 employees and ten non-employee consultants and directors (of whom there are currently nine eligible non-employee directors and one consultant).

Effective Date. If approved by the stockholders, the 2022 Omnibus Plan will become effective on the date it is approved by the stockholders and will remain in effect until it is terminated by the Board.

Types of Awards. The 2022 Omnibus Plan provides for the grant of options to purchase shares of our common stock, $0.01 par value (“Shares”), including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), SARs, restricted stock awards, RSUs, deferred share units (“DSUs”), cash incentive awards, and other equity-based or equity-related awards (each, an “Award”).

Administration. The 2022 Omnibus Plan will be administered by the C&TM Committee of the Board or such other committee as the Board may designate to administer the 2022 Omnibus Plan (the “Committee”). Subject to the terms of the 2022 Omnibus Plan and applicable law, the Committee will have the sole authority to: (i) take actions and make determinations that it deems necessary or desirable for the administration of the 2022 Omnibus Plan, (ii) designate Award recipients, (iii) determine the type of Awards, (iv) determine the number of Shares or dollar value to be covered by Awards, (v) determine the terms and conditions of any Award, (vi) determine the vesting schedules of Awards, (vii) determine the methods by which and to what extent Awards may be settled, exercised, canceled, forfeited or suspended and determine whether Awards may be exercised or settled in cash, Shares, other securities or other Awards, (viii) determine whether, to what extent, and under what circumstances cash or Shares will be deferred, (ix) interpret or reconcile any inconsistency in and correct any defect in the 2022 Omnibus Plan, (x) establish, amend, suspend or waive rules and regulations and appoint agents as the Committee deems appropriate for proper administration of the 2022 Omnibus Plan, (xi) accelerate the vesting or exercisability of, payment for or lapse of restrictions on Awards, and (xii) amend an outstanding Award or grant a replacement Award if the Committee determines the tax consequences of the Award differ from the consequences expected to occur or changes to tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated.

Share Reserve. Subject to adjustment as provided below, the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the 2022 Omnibus Plan will be 482,314 shares (comprised of the 82,314 shares that remained available for future awards under the 2015 Plan as of December 31, 2021, plus the newly requested 400,000 shares), less any shares subject to awards granted under the 2015 Plan between December 31, 2021 and the effective date of the 2022 Omnibus Plan (the “Share Pool”). No awards will be granted under the 2015 Plan or any other prior plan on or after the effective date of the 2022 Omnibus Plan. Shares granted under the 2022 Omnibus Plan will consist, in whole or in part, of authorized and unissued Shares or of treasury Shares or of Shares purchased on the open market.

Solely for purposes of counting the number of shares available for grant under the 2022 Omnibus Plan, the following share counting rules shall apply:

●	Each Share that is subject to an Award that is denominated in Shares shall reduce the aggregate number of Shares that may be delivered under the 2022 Omnibus Plan by one Share.

●

If, after the effective date (or after December 31, 2021, with respect to awards granted under the 2015 Plan), any Award granted under the 2022 Omnibus Plan or any Prior Plan (as defined in the 2022 Omnibus Plan) (A) is forfeited or otherwise expires, terminates or is canceled or forfeited without the delivery of all Shares subject thereto, or (B) is settled other than wholly by delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Share Pool (or, with respect to awards granted under the 2015 Plan, shall be added to the Share Pool).

Cable One, Inc. ▪ 2022 Proxy Statement	55

●

The following Shares shall be added (or added back as applicable) to the Share Pool upon the occurrence of any of the following after the effective date (or after December 31, 2021, with respect to awards granted under the 2015 Plan): (1) Shares tendered or otherwise used or withheld by the Company in payment of the exercise price of an option; (2) Shares tendered or otherwise used or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (3) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; and (4) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

Other Plan Limits. The maximum aggregate number of Shares in the Share Pool that may be issued pursuant to ISOs is 482,314 (the “ISO limit”).

Limit for Non-Employee Directors. The aggregate grant date fair value of Awards (including Share-based and cash-based Awards) that may be granted under the 2022 Omnibus Plan to a non-employee director, plus the aggregate amount of all cash payments made to such non-employee director, for service as director during any fiscal year may not exceed $750,000.

Changes in Capitalization. In the event of any extraordinary dividend or distribution (whether in cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, other equity restructuring, split-up or spin-off, the Committee will equitably adjust any or all of (i) the number and class of Shares that thereafter may be made the subject of Awards (including the Share Pool and the ISO limit) and (ii) the terms of any outstanding Award, including the exercise price and the number or kind of Shares or other securities of the Company or other property subject to outstanding Awards.

In the event the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, including any Change of Control as defined below, the Committee will, in its discretion, be permitted to make the equitable adjustments described above and (i) make cash payments to Award holders in exchange for the cancellation of the Award (including, in the case of options and SARs, the excess of the Fair Market Value over the exercise price) and (ii) cancel and terminate without payment any option or SAR having a per-Share exercise price greater than or equal to the Fair Market Value of the Shares subject to the Award.

Description of Awards

Stock Options. A stock option is a right to purchase Shares in the future at an exercise price determined by the Committee at the date of grant. Generally, the per-Share exercise price for stock options will not be less than the Fair Market Value on the date of grant (and not less than 110% of such Fair Market Value for ISO grants made to holders of more than 10% of the Company’s voting power). The terms and conditions of stock options (including exercise price and vesting) will be determined by the Committee subject to limits set forth in the 2022 Omnibus Plan and as set forth in the applicable award agreement. All stock options granted under the 2022 Omnibus Plan will be NQSOs unless the applicable award agreement expressly states that the stock option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to Section 422 of the Code and the regulations promulgated thereunder. The maximum term for an option is 10 years.

The exercise price of a stock option will be permitted to be paid with cash or its equivalent (e.g., check) or, in the sole and plenary discretion of the Committee, (1) by exchanging Shares owned by the participant (which are not the subject of any pledge or other security interest), (2) if there is a public market for the Shares at the time of exercise (subject to any rules that the Committee has established), through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the stock option and to deliver cash promptly to the Company an amount equal to the aggregate exercise price, (3) by having the Company withhold the number of Shares from the Shares otherwise issuable pursuant to the exercise of the stock option or (4) through any other method (or combination of methods) that the Committee approves, so long as the combined value of all cash and cash equivalents and the Fair Market Value of any Shares tendered to the Company, together with any Shares withheld by the Company as described above, as of the date of the tender, is equal to the aggregate exercise price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld.

SARs. A SAR is an unfunded and unsecured promise to deliver Shares or cash equal to the appreciation of the Fair Market Value of a Share over an exercise price. The per-Share exercise price of a SAR will not be less than the Fair Market Value per Share on the date of grant. Each SAR will be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable award agreement or thereafter. Upon exercise of a SAR, the holder will receive the value of the appreciation in the Share subject to the SAR over the exercise price. SARs will be permitted to be settled in cash or Shares or a combination, as determined by the Committee. The maximum term for a SAR is 10 years.

56	Cable One, Inc. ▪ 2022 Proxy Statement

Restricted Stock. A share of restricted stock will be an actual Share granted under the 2022 Omnibus Plan that will be subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the 2022 Omnibus Plan and in the applicable award agreement. The terms and conditions of restricted shares will be determined by the Committee and set forth in the applicable award agreement, including the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement. Restricted shares will be evidenced in such manner as the Committee may determine. If certificates representing restricted stock are registered in the name of the applicable participant, the certificates will bear an appropriate legend referring to the terms, conditions and restrictions applicable to restricted stock, and the Company will, at its discretion, retain physical possession of the certificates until all applicable restrictions lapse.

RSUs. An RSU is an unfunded and unsecured promise to deliver Shares or cash, or a combination, in accordance with the terms of the applicable award agreement. Each RSU will be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or will have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs will be permitted to be settled in cash, Shares or any combination thereof, upon the lapse of restrictions applicable to such RSUs or in accordance with the applicable award agreement. The terms and conditions of RSUs will be determined by the Committee and set forth in the applicable award agreement, including the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement.

Performance Units. A performance unit is an Award that has an initial value that will be established by the Committee (or that will be determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares) at the time of the grant. When granting a performance unit, the Committee will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to a participant.

Performance units, when earned, will be permitted to be settled in cash, Shares or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The form and timing of payout of performance units will be determined by the Committee and set forth in the applicable award agreement.

Cash Incentive Awards. A cash incentive award is an Award payable in cash, which, in the sole discretion of the Committee, may be payable upon the attainment of vesting conditions and/or performance goals that will be established by the Committee. Each cash incentive award will have an initial value that will be established by the Committee at the time of grant. After the applicable performance conditions and/or vesting period had ended, the holder of a cash incentive award would be entitled to receive a payout of the amount of the cash incentive award earned by the participant over the specified vesting and/or performance period.

Other Stock-Based Awards. An other stock-based award is an equity-based or equity-related compensation Award not previously described above. Outright grants of fully vested Shares and deferred Share units (i.e. promises to deliver Shares) (whether payable in cash, equity or otherwise) will constitute other stock-based awards. The Committee will determine the amounts and terms and conditions of any such Awards, provided that they comply with applicable laws.

Dividends and Dividend Equivalent Rights. A dividend equivalent right will entitle the holder to receive cash, Shares or a combination thereof (as set forth in the applicable award agreement), the value of which will be based on the cash dividends paid on Shares that are subject to another Award or on Shares that otherwise had not been issued to the participant. The Committee may provide that the dividend equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Any dividends (including payable in connection with Restricted Shares) or dividend equivalents (payable in connection with Awards other than Options or SARs) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award is vested or earned.

Description of Other Plan Terms

Change of Control. In the event of a Change of Control (as defined below), unless provisions were made in connection with the Change of Control for assumption of, or substitution for, Awards previously granted:

●	any options and SARs outstanding as of the date the Change of Control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the Change of Control;

Cable One, Inc. ▪ 2022 Proxy Statement	57

●

all performance units, cash incentive awards and other awards that vest based on the attainment of performance goals would be paid out as if the date of the Change of Control were the last day of the applicable performance period and “target” performance levels had been attained; and

●

all other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such Change of Control.

Unless otherwise provided in an award agreement, a “Change of Control” would be defined to mean any of the following events, generally:

●

during any consecutive 24-month period, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent Board;

●

consummation of certain mergers, consolidations or statutory share exchanges or similar form of corporate transaction of the Company (or any of its subsidiaries, if voting securities are issuable) or a sale or other disposition of all or substantially all of its assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

●	stockholder approval of a complete liquidation or dissolution of the Company; or

●

the acquisition by any individual, entity or group (other than the Company or any subsidiary or affiliate and certain individuals or groups as provided in the 2022 Omnibus Plan) of beneficial ownership of at least 30% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Amendment and Termination. Our Board may amend, suspend or terminate the 2022 Omnibus Plan, subject to approval of our stockholders if required by the applicable NYSE listing rules or by applicable law. No such amendment, suspension or termination of the 2022 Omnibus Plan that will materially impair the rights of a holder of an outstanding award will be permitted to be taken without the holder’s consent. No amendment will be permitted to increase the total number of shares available for grant under the 2022 Omnibus Plan, increase the total number of shares available for grant as ISOs under the 2022 Omnibus Plan, materially expand the types of awards or individuals eligible to participate in the 2022 Omnibus Plan, reduce the exercise price of an option or SAR, reprice the option or SAR under GAAP or repurchase or cancel an option or SAR at a time when its exercise price is greater than the fair market value of the underlying Shares, without the prior approval of stockholders.

Assignability. Except as otherwise specified in an award agreement, Awards granted under the 2022 Omnibus Plan will not be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred, other than following the death of a participant by will or the laws of descent.

58	Cable One, Inc. ▪ 2022 Proxy Statement

New Plan Benefits

The Company has not approved any awards that are conditioned upon stockholder approval of the 2022 Omnibus Incentive Plan. Awards under the 2022 Omnibus Plan will be determined by the C&TM Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular officers in the future under the 2022 Omnibus Plan. If the proposed amendments to the 2022 Omnibus Plan had been in effect in fiscal year 2021, we expect that our award grants for fiscal year 2021 would not have been different from those actually made in that year under the 2015 Plan. For information regarding grants made under the 2015 Plan during 2021 to our named executive officers, see the table entitled “2021 Grants of Plan-Based Awards” under “Executive Compensation Tables.” For information regarding grants made under the 2015 Plan during 2021 to our non-employee directors, see the table included under “Director Compensation.”

For 2022, we intend to award our non-employee directors an annual grant of RSUs anticipated to be on the date of the Annual Meeting. The number of RSUs to be issued to non-employee directors will be determined by dividing the dollar amount of the award (currently anticipated to be $125,000) by the closing price of a share of our common stock on the NYSE on the date of grant (which is anticipated to be the date of the Annual Meeting). For information regarding compensation to our non-employee directors made to our non-employee directors, please read “Director Compensation.”

Cable One, Inc. ▪ 2022 Proxy Statement	59

The table below sets forth the equity awards that were granted under the 2015 Plan during 2021 to our named executive officers and other persons.

Individual or Group Name	Aggregate Target Grant Date Fair Value of Stock Awards or Stock Unit Awards ($)	Number of Target Shares Subject to Stock Awards or Stock Unit Awards Granted	Number of SARs Granted
Named Executive Officers
Julie M. Laulis	$2,074,008	931	—
Michael E. Bowker	$899,999	404	—
Steven S. Cochran	$1,100,495	494	—
Megan M. Detz	$789,425	415	2,000
Todd M. Koetje	$725,136	393	2,000

All Current Executive Officers as a Group (10 people)	$10,657,462	3,997	4,000

All Current Non-Employee Directors as a Group (9 people)	$1,602,195	904	—

All Current Employees who received grants during 2021 other than Executive Officers as a Group (approximately 383 persons)	$10,778,541	4,996	—

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2022 Omnibus Plan are as follows. The summary is based on the law as in effect on December 31, 2021. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. An ISO results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised for regular federal income tax purposes. However, upon exercise, the excess of the fair market value of the Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Shares received as a result of an exercise of an ISO for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Shares is treated as a long-term capital gain. If the Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

60	Cable One, Inc. ▪ 2022 Proxy Statement

NQSOs. An NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NQSO will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Shares. The foregoing summary assumes that the Shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.

Stock Appreciation Rights. The grant of a SAR results in no taxable income to the holder or a deduction to the Company at the time of grant. A holder of a SAR will, at the time of exercise, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. The Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the holder of the SAR. To the extent the SAR is settled in Shares, any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the date the Shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the participant has elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the participant will recognize ordinary income on the date the Shares were acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value upon which the participant recognized ordinary income, will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date.

Restricted Stock Units, Performance Units, Cash Incentive Awards or Other Stock-Based Awards. The grant of RSUs, performance units, cash incentive awards or other stock-based awards will result in no taxable income to the participant or deduction to the Company. A participant awarded one of these awards will recognize ordinary income in an amount equal to the fair market value of the cash or Shares delivered to the participant on the settlement date. Where an award is settled in the Shares, any additional gain or loss recognized upon the disposition of such shares or property will be capital gain or loss.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2022 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2022 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2022 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

THE FULL TEXT OF THE 2022 OMNIBUS PLAN IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C AND THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CABLE ONE, INC. 2022 OMNIBUS INCENTIVE COMPENSATION PLAN AS SET FORTH IN ANNEX C TO THIS PROXY STATEMENT.

Cable One, Inc. ▪ 2022 Proxy Statement	61

DIRECTOR COMPENSATION

The annual compensation arrangements for non-employee directors with respect to each service year, which runs from approximately May to May (based on the dates of the applicable annual meetings of stockholders and which are prorated for new directors elected during the service year), have been in place since May 2017 and are comprised of the following components:

Component	Amount
Cash Compensation
Annual Cash Retainer (each non-employee director)	$75,000
Lead Independent Director	$30,000
Audit Committee Chair	$15,000
C&TM Committee Chair	$10,000
Executive Committee Chair (1)	$10,000
Nominating and Governance Committee Chair (1)	$5,000
Equity Compensation
Annual Equity Award	$125,000

(1)	Payable only if the committee chair is a non-employee director other than the Lead Independent Director.

Under our current director compensation program, each non-employee director will receive an annual equity award grant in the form of RSU awards under the 2015 Plan or, if the plan is approved by our stockholders, the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan described elsewhere in this Proxy Statement, with a grant date fair value of approximately $125,000. Such RSUs will generally be granted on the date of our annual stockholders’ meeting and will vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will be in the form of one share of the Company’s common stock and will follow vesting, unless the director has previously elected to defer such settlement. Non-employee directors may elect to defer the settlement of all or a portion of their RSUs until the earlier of separation from service from the Board, a date specified by the director (if any) and a “change of control” of the Company (as defined above in the section entitled “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control”). Non-employee directors may also elect to defer all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or Lead Independent Director cash retainer) that will be converted to and deferred as RSUs. Dividends associated with RSUs are accrued and will be paid out in cash at the time of settlement, except that any dividends associated with RSUs granted prior to the 2017 annual grant of RSUs are converted into deferred stock units (“DSUs”) if the value of such dividends exceeds the value of a share of our common stock on the dividend payment date, which will be delivered at the time of settlement of the associated RSUs. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a change of control of the Company.

Non-employee directors who serve as a committee chair or Lead Independent Director for less than the full year, or who serve in multiple roles, will be eligible for the additional cash component for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses incurred related to the meetings they attend. Employee directors do not receive additional compensation for serving on the Board.

In determining our current annual compensation arrangements for non-employee directors, the Board considered an independent review conducted by FW Cook in 2020 of our non-employee director compensation program on behalf of the C&TM Committee and the Board. FW Cook compared each element of non-employee director compensation to that of a peer group comprised of the same companies disclosed for our 2021 NEO compensation peer group under “Compensation Discussion and Analysis—Our Executive Compensation Program and Practices—Use of Peer Companies.” In assessing the compensation provided to our non-employee directors, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

Our non-employee director compensation program is designed so that the amount and form of compensation is in line with typical peer practice. Similar to our approach to executive compensation, a substantial portion of annual non-employee director compensation is comprised of equity awards. For 2021, our total annual base compensation value was generally in line with the peer median. In light of the competitive amount paid under and the best practices structured into our non-employee director compensation program, no changes were made to the program for 2021.

62	Cable One, Inc. ▪ 2022 Proxy Statement

Our stock ownership guidelines for non-employee directors require stock ownership of a multiple of five times the annual base cash retainer, or $375,000, which each non-employee director is expected to achieve within a five-year compliance period commencing with the date of the non-employee director’s initial election to the Board. Compliance with the stock ownership guideline is reviewed annually, and all of our non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2021.

Director Compensation

The following table shows the compensation paid by the Company during the year ended December 31, 2021 to our non-employee directors.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2), (3)	Total ($)
Brad D. Brian	—	$198,502	$198,502
Thomas S. Gayner	—	$228,632	$228,632
Deborah J. Kissire	$89,442	$124,064	$213,506
Mary E. Meduski	—	$198,502	$198,502
Thomas O. Might	$74,535	$124,064	$198,599
Kristine E. Miller	$28,302	$207,364	$235,666
Sherrese M. Smith	—	$198,502	$198,502
Alan G. Spoon (4)	$7,075	—	$7,075
Wallace R. Weitz	—	$198,502	$198,502
Katharine B. Weymouth	$74,535	$124,064	$198,599

(1)

Ms. Laulis is not included in this table because she was an employee of the Company in 2021 and received no additional compensation for her service as a director. The compensation received by Ms. Laulis as an employee is shown in the 2021 Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during 2021, rather than the amounts paid to or realized by our non-employee directors. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. The RSUs are scheduled to vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the service-based vesting conditions and settlement dates described in the narrative above. Amounts in this column include RSUs issued in lieu of annual cash fees for non-employee directors who elected to defer all or a portion of such annual cash fees (based on a May 2021 to May 2022 service year) and are scheduled to vest on May 20, 2022.

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director at December 31, 2021.

Name	Unvested and Outstanding RSUs at December 31, 2021
Brad D. Brian	112
Thomas S. Gayner	129
Deborah J. Kissire	70
Mary E. Meduski	112
Thomas O. Might	70
Kristine E. Miller	117
Sherrese M. Smith	112
Wallace R. Weitz	112
Katharine B. Weymouth	70

(4)	Mr. Spoon retired from the Board on February 8, 2021.

Cable One, Inc. ▪ 2022 Proxy Statement	63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding the beneficial ownership of our common stock as of April 4, 2022 (except as otherwise indicated) by:

■	each executive officer named in the 2021 Summary Compensation Table;

■	each of our directors and nominees for director;

■	all of our executive officers and directors as a group; and

■	each of our stockholders who we believe (based on the assumptions described below) beneficially owns more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below has sole voting and investment power with respect to the securities they or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 6,011,781 shares outstanding on April 4, 2022. The numbers and percentages shown include shares actually owned on April 4, 2022 and shares, SARs (in the case of executive officers), and RSUs or DSUs (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of April 4, 2022 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group.

The address of each of our NEOs and directors identified in the table below is c/o Cable One, Inc., 210 E. Earll Drive, Phoenix, Arizona 85012.

Name	Share Ownership	Shares Underlying Exercisable SARs (1)	RSUs and DSUs (2)	Total Beneficial Ownership	Percentage Owned
NEOs and Directors:
Julia M. Laulis (3)	12,982	2,912	—	15,894	*
Michael E. Bowker (4)	4,390	1,333	—	5,723	*
Steven S. Cochran (5)	4,143	932	—	5,075	*
Megan M. Detz (6)	1,228	—	—	1,228	*
Todd M. Koetje (7)	1,172	—	—	1,172	*
Brad D. Brian	605	—	983	1,588	*
Thomas S. Gayner (8)	5,773	—	1,416	7,189	*
Deborah J. Kissire	100	—	1,474	1,574	*
Mary E. Meduski	—	—	367	367	*
Thomas O. Might	13,764	—	70	13,834	*
Kristine E. Miller	135	—	117	252	*
Sherrese M. Smith	—	—	195	195	*
Wallace R. Weitz	500	—	1,812	2,312	*
Katharine B. Weymouth	—	—	448	448	*
All executive officers and directors as a group, eliminating duplications (19 individuals)	55,572	10,468	6,882	72,922	1.2%

64	Cable One, Inc. ▪ 2022 Proxy Statement

Name	Beneficial Ownership	Percentage Owned
Principal Stockholders:
T. Rowe Price Associates, Inc. (9)	867,978	14.4%
BlackRock, Inc. (10)	736,160	12.2%
Daniel L. Mosley (11)	562,164	9.4%
The Vanguard Group (12)	511,716	8.5%
Donald E. Graham (13)	479,941	8.0%
Wellington Management (14)	436,613	7.3%

*     Less than 1%.

(1)

For the executive officers, includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share of our common stock as of April 4, 2022 ($1,496.75).

(2)

For non-employee directors, includes the number of shares to be received at settlement upon the lapse of restrictions applicable to RSUs and DSUs per the terms of the non-employee director’s deferral election.

(3)

The amount includes 5,794 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 6,298 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(4)	The amount includes 2,397 shares of restricted stock awarded to Mr. Bowker in accordance with the 2015 Plan.

(5)	The amount includes 2,683 shares of restricted stock awarded to Mr. Cochran in accordance with the 2015 Plan.

(6)	The amount includes 1,228 shares of restricted stock awarded to Ms. Detz in accordance with the 2015 Plan.

(7)	The amount includes 1,172 shares of restricted stock awarded to Mr. Koetje in accordance with the 2015 Plan.

(8)	The amount includes 5,200 shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(9)

Based on a Schedule 13G/A filed on February 14, 2022, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, was deemed to be the beneficial owner of 867,978 shares of our common stock. Based on the Schedule 13G/A, T. Rowe has sole voting power over 177,531 shares and sole dispositive power over 867,978 shares. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202. The Schedule 13G/A discloses that T. Rowe Price New Horizons Fund beneficially owns an aggregate of 435,520 shares of such common stock over which it has sole voting power.

(10)

Based on a Schedule 13G/A filed on January 27, 2022, BlackRock, Inc. (“BlackRock”), a holding company, was deemed to be the beneficial owner of 736,160 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 704,805 shares and sole dispositive power over 736,160 shares. The address of BlackRock is 55 E. 52nd Street, New York, New York 10055.

(11)

According to information as of March 18, 2022 and available to the Company, Mr. Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 22,900 shares; and shared voting and investment power, 539,264 shares, which includes 63,678 shares in a trust for which Mr. Mosley is a co-trustee with Mr. Graham and Mr. Graham has the power to amend or revoke. The address of Mr. Mosley is 825 Eighth Avenue, New York, New York 10019.

(12)

Based on a Schedule 13G/A filed on February 9, 2022, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 511,716 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 0 shares, shared voting power over 4,053 shares, sole dispositive power over 504,031 shares and shared dispositive power over 7,685 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Cable One, Inc. ▪ 2022 Proxy Statement	65

(13)

According to information as of March 18, 2022 and available to the Company, Mr. Graham, as an individual and as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 81,872 shares; and shared voting and investment power, 398,069 shares. The address of Mr. Graham is 1300 N. 17th Street, Arlington, Virginia 22209.

(14)

Based on a Schedule 13G filed on February 4, 2022, Wellington Management Group LLP (“Wellington Management Group”), a holding company, Wellington Group Holdings LLP (“Wellington Group Holdings”), a holding company, Wellington Investment Advisors Holdings LLP (“Wellington Investment”) and Wellington Management Company LLP (“Wellington Company”) (collectively, “Wellington Management”), an investment adviser, were deemed to be the beneficial owners of 436,613 shares of our common stock. Based on the Schedule 13G/A, Wellington Management has shared voting power over 390,287 shares and shared dispositive power over 436,613 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2021 concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	25,503	$1,075.34	82,314
Equity compensation plans not approved by security holders	—	—	—
Total	25,503	$1,075.34	82,314

(1)

Column (a) includes 6,882 shares underlying outstanding RSUs and DSUs and 18,621 shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used the closing price of a share of our common stock as reported by the NYSE as of December 31, 2021 ($1,763.45). See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2021 Form 10-K for additional information about our equity compensation plans, including the 2015 Plan.

66	Cable One, Inc. ▪ 2022 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are four non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, Mary E. Meduski, Sherrese M. Smith and Wallace R. Weitz. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with GAAP and for the financial reporting process, including the Company’s system of internal control. The Company’s independent auditor, PwC, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2021 financial statements with the Company’s management;

■	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

■

received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC their independence.

The Audit Committee has also considered whether PwC’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited fiscal year 2021 financial statements be included in the 2021 Form 10-K for filing with the SEC.

Deborah J. Kissire, Chair
Mary E. Meduski
Sherrese M. Smith
Wallace R. Weitz

Cable One, Inc. ▪ 2022 Proxy Statement	67

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or their designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling their duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and Ethics and other policies; and

■

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director within the meaning of the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” within the meaning of Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the C&TM Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit or creating the appearance of a conflict of interest.

68	Cable One, Inc. ▪ 2022 Proxy Statement

Related Person Transaction Recusal

Mr. Gayner and Ms. Weymouth, who are members of our Board, also serve on the board of directors of Graham Holdings Company (our former corporate parent). These members of our Board may be required to recuse themselves from deliberations relating to any existing or future arrangements between our Company and Graham Holdings Company.

DELINQUENT SECTION 16(a) FILINGS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during the year ended December 31, 2021, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except for the initial Form 3 filing (reporting no Cable One holdings) for Todd Koetje which was filed one day late.  In making such statement, we have relied upon examination of the copies of Forms 3, 4, and 5 provided to us and the written representations of our directors and executive officers.

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2023 Annual Meeting of Stockholders Pursuant to Exchange Act Rule 14a-8

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders, such proposal must comply with the requirements of the SEC’s proxy rules and be submitted in writing, received by December 13, 2022, and addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

Deadline for Procedures for Stockholder Nominations Pursuant to the Proxy Access Provisions of our Bylaws

Under the proxy access provisions set forth in Article II, Section 12 of our By-laws, any stockholder or group of stockholders wishing to include one or more director nominees in our proxy statement must follow the procedures and provide timely notice to the company along with the required information as set for in our By-laws. To be considered timely, such notice must be received not earlier than November 13, 2022 and not later than December 13, 2022.

Deadline and Procedures Under Our By-laws for Other Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2023 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2023 Annual Meeting of Stockholders and submit a proposal or nominate a person for election to our Board other than pursuant to the proxy access procedures described above must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 not earlier than January 20, 2023 and not later than February 19, 2023. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 21, 2023. Any such stockholder proposal or director nomination will not appear in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, 11717, and include your name, the name of your broker or other nominee and your account number(s). If you reside at a shared address to which a single copy of the proxy materials was delivered and you wish to receive a separate copy of the proxy materials, we will deliver such copy promptly upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 or by calling (602) 364-6000.

Cable One, Inc. ▪ 2022 Proxy Statement	69

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present at the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

70	Cable One, Inc. ▪ 2022 Proxy Statement

ANNEX A

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, (gain) loss on sale of business, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables below.

The Company uses Adjusted EBITDA and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the Company’s credit agreement and the ability to take certain actions under the indenture governing the senior unsecured notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA is useful (a) in the context of this Proxy Statement because it is used as the basis for the Company’s annual incentive compensation program and (b) to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

A-1	Cable One, Inc. ▪ 2022 Proxy Statement

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2021	2020
Net income	$291,824	$304,391
Plus: Interest expense	113,449	73,607
Income tax provision	45,765	76,317
Depreciation and amortization	339,025	265,658
Equity-based compensation	20,054	14,592
(Gain) loss on deferred compensation	174	231
Acquisition-related costs	10,770	3,873
(Gain) loss on asset sales and disposals, net	7,829	(1,072)
System conversion costs	4,831	1,350
Rebranding costs	70	2,731
Gain on sale of business	—	(82,574)
Equity method investment (income) loss, net	(468)	(1,376)
Other (income) expense, net	6,002	16,411
Adjusted EBITDA	839,325	674,139
Less: Capital expenditures	391,934	293,229
Adjusted EBITDA less capital expenditures	$447,391	$380,910

	Year Ended December 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$704,345	$574,371
Capital expenditures	(391,934)	(293,229)
Interest expense	113,449	73,607
Non-cash interest expense	(9,157)	(4,305)
Income tax provision	45,765	76,317
Changes in operating assets and liabilities	8,821	40,426
Change in deferred income taxes	(28,993)	(87,182)
(Gain) loss on deferred compensation	174	231
Acquisition-related costs	10,770	3,873
Write-off of debt issuance costs	(2,131)	(6,181)
System conversion costs	4,831	1,350
Rebranding costs	70	2,731
Fair value adjustments	(48,027)	(17,510)
Gain on step acquisition	33,406	—
Other (income) expense, net	6,002	16,411
Adjusted EBITDA less capital expenditures	$447,391	$380,910

Cable One, Inc. ▪ 2022 Proxy Statement	A-2

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CABLE ONE, INC.

Effective [●], 2022

Cable One, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the corporation is Cable One, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 14, 1980 (as amended), was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 30, 2015 and effective as of July 1, 2015 ~~(the~~ “~~Prior Amended and Restated Certificate of Incorporation~~”~~)~~, and was further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 18, 2020 and effective as of such date (the “Prior Amended and Restated Certificate of Incorporation”). The name under which the corporation was originally incorporated is Capital Cities Cable of Delaware, Inc.

2. This Amended and Restated Certificate of Incorporation, which restates and further amends the Prior Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

3. The Prior Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Cable One, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Cable One, Inc. ▪ 2022 Proxy Statement	B-1

ARTICLE IV

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 44,000,000 shares, consisting of (1) 4,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (2) 40,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 3. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series).

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

B-2	Cable One, Inc. ▪ 2022 Proxy Statement

B-2

ARTICLE V

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), the number of the directors of the Corporation shall be fixed from time to time by the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of the stockholders. The directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. Notwithstanding the foregoing, except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, (a) the term of office of the Class III directors elected at the 2018 annual meeting of stockholders shall expire at the 2021 annual meeting of stockholders, the term of office of the Class I directors elected at the 2019 annual meeting of stockholders shall expire at the 2022 annual meeting of stockholders, and the term of office of the Class II directors elected at the 2020 annual meeting of stockholders shall expire at the 2023 annual meeting of stockholders; and (b) at each annual meeting of stockholders commencing in 2021, each director elected by stockholders shall serve for a term expiring at the annual meeting of stockholders next following his or her election and shall remain in office until his or her successor shall have been elected and qualified. Effective as of the 2023 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL. In no case will a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director. The election of directors need not be by written ballot.

SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

SECTION 3. (a) Except as otherwise provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock (including any Certificate of Designation relating to such series of Preferred Stock), newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, removal or other cause shall only be filled by the Board of Directors by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or if not so filled, by the stockholders at the next annual meeting thereof. Any director elected in accordance with the preceding sentence of this Section 3 shall hold office for a term that shall coincide with the remaining term of the class such director is elected to, or, following the termination of the classification of the Board of Directors, directors so elected shall serve for a term expiring at the next annual meeting of stockholders, and in all cases, subject to the election and qualification of a successor and to such director’s earlier death, resignation, retirement or removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to any directors elected by the holders of such series, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

Cable One, Inc. ▪ 2022 Proxy Statement	B-3

(b) Whenever holders of outstanding shares of one or more series of Preferred Stock voting separately are entitled to elect directors of the Corporation pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), any such director of the Corporation so elected may be removed in accordance with this Amended and Restated Certificate of Incorporation (including such Certificate of Designation).

ARTICLE VI

Subject to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-laws of the Corporation.

ARTICLE VII

SECTION 1. To the extent deemed necessary or appropriate by the Board of Directors to enable the Corporation to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States as now in effect or as they may hereafter from time to time be amended, the Corporation may adopt such By-laws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law. Without limiting the generality of the foregoing, such By-laws may restrict or prohibit the transfer of shares of stock of the Corporation to, and the voting of such stock by, aliens or their representatives, or corporations organized under the laws of any foreign country or their representatives, or corporations directly or indirectly controlled by aliens or by any such corporation or representative.

B-4	Cable One, Inc. ▪ 2022 Proxy Statement

B-4

SECTION 2. In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of ~~66 2/3%~~ a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE IX

SECTION 1. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 2. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise.

SECTION 3. No amendment to or repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto) or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any other state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

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Cable One, Inc. ▪ 2022 Proxy Statement	B-5

In witness whereof, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this ____ day of ________, 2022.

CABLE ONE, INC.

By:
Name:
Title:

B-6	Cable One, Inc. ▪ 2022 Proxy Statement

ANNEX C

CABLE ONE, INC.
2022 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1.    Purpose; Impact on Prior Plans. This Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”) is intended to promote the interests of the Company and its stockholders by providing employees, directors and Consultants (as defined below) of the Company and its Subsidiaries (as defined below) with incentives and rewards to encourage them to continue in the service of the Company and its Subsidiaries and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. After the Effective Date (as defined below), this Plan will supersede and replace the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and all other Prior Plans (as defined below). No awards will be granted under the 2015 Plan or any Prior Plan on or after the Effective Date, provided, however, that any awards granted under the 2015 Plan or any Prior Plan prior to the Effective Date shall remain in effect pursuant to their respective terms.

SECTION 2.    Term of the Plan.

(a)    Effective Date. The Plan was adopted by the Board (as defined below) on March 28, 2022 and shall become effective as of the date it is approved by the Company’s stockholders at the Company’s 2022 Annual Meeting of Stockholders (the date of such approval, the “Effective Date”).

(b)    Expiration Date. As set forth in Section 8, the Board may terminate the Plan at any time for any reason. Without limiting the generality of the foregoing, no Incentive Stock Option shall be granted under the Plan after the tenth anniversary of the date of its adoption by the Board. Any Awards that are outstanding after the termination of the Plan shall remain in effect according to this Plan and the applicable Award Agreement (as defined below) and, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, the authority of the Board or the Committee (as defined below) to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall continue thereafter.

SECTION 3.    Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company, and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Award” means any award that is permitted under Section 7 and granted under the Plan or any Prior Plan.

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“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award (a) granted pursuant to Section 7(h), (b) that is settled in cash, and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company, or (b) if there is no definition set forth in an Award Agreement, means the occurrence of any of the following events following the Effective Date:

(i)    during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case other than the Board;

(ii)    the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

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(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in subparagraph (b)(ii) above that does not otherwise constitute a Change of Control; or

(iv)    any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (b)(iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above; provided that, to the extent any Award provides for the payment of non-qualified deferred compensation subject to Section 409A of the Code, an event set forth above shall not constitute a “Change of Control” unless it also constitutes a “change in ownership”, a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and such limitation is necessary to avoid an impermissible distribution or other event resulting in adverse tax consequences under Section 409A.

“Clawback Policy” means the Clawback Policy of the Company adopted by the Board effective January 1, 2019, as may be amended from time to time.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation and Talent Management Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Cable One, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Consultant” means any consultant or advisor or independent contractor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) does not directly or indirectly promote or maintain a market for the Company’s securities, and (c) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Effective Date” shall have the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option, or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (b) with respect to Shares, as of any date, (i) the closing per-share sales price of Shares as reported by the Applicable Exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there is no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee and in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 7(b) of the Plan, and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

Cable One, Inc. ▪ 2022 Proxy Statement	C-4

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.

“Non-Employee Director” means a member of the Board who is neither an employee of the Company nor an employee of any Affiliate.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 7(b) of the Plan, and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or Consultant (including any prospective director, officer, employee or Consultant) of the Company or its Affiliates who is eligible for an Award under Section 6 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 5(c).

“Performance Criteria” means the criterion or criteria that the Committee may select for purposes of establishing the Performance Goal(s) for a Performance Period for an Award that is earned based on the attainment of Performance Goals. The Performance Criteria that may (but need not) be used to establish the Performance Goal(s) with respect to an Award may be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and may include any combination of the following criteria: (a) share price; (b) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization) (“EBITDA”); (c) adjusted EBITDA; (d) earnings per share (including specified types or categories thereof); (e) cash flow (including specified types or categories thereof); (f) revenues (including specified types or categories thereof); (g) return measures (including specified types or categories thereof); (h) stockholder return measures (including specified types or categories thereof); (i) sales or product volume; (j) working capital; (k) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (l) earnings from continuing operations; (m) costs (including specified types or categories thereof) and cost reduction goals; (n) budget comparisons; (o) implementation or completion of critical projects; (p) market share (in the aggregate or by segment); (q) the formation of joint ventures, research or development collaborations, or the completion of other transactions; (r) economic value; (s) enterprise value; (t) book, economic book or intrinsic book value (including book value per share); (u) improvements in capital structure; (v) customer satisfaction survey results; (w) operating income; (x) product unit and pricing targets; (y) combined ratio; (z) operating ratio; (aa) leverage ratio; (bb) credit rating; (cc) borrowing levels; (dd) objective measures of productivity or operating efficiency; (ee) expenses (including specified types or categories thereof); (ff) product unit and pricing targets; (gg) safety and accident rates; (hh) days sales outstanding; (ii) operating metrics relating to sales, installations or customer service or satisfaction; (jj) capital spending management, network upgrades or product or service deployments; (kk) capital expenditures as a percentage of revenue, capital expenditures as a percentage of EBITDA, capital expenditures as a percentage of adjusted EBITDA, or capital expenditures as a percentage of other financial performance metrics; and (ll) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis.

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“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of any Award that is earned based on the attainment of Performance Goals.

“Performance Unit” means an Award under Section 7(g) of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Plan” shall have the meaning specified in Section 1.

“Prior Plan” means the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan and the Cable One, Inc. 2015 Omnibus Incentive Compensation Plan.

“Restricted Share” means a Share that is granted under Section 7(d) of the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 7(e) of the Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, or a combination thereof in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 7(c) of the Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, or a combination thereof, equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of common stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction, or (b) as may be determined by the Committee pursuant to Section 5(b).

Cable One, Inc. ▪ 2022 Proxy Statement	C-6

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption or conversion of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. Substitute Awards may reflect the original terms of the awards being assumed, converted, substituted or exchanged, and need not comply with other specific terms of the Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable combination transaction. Any Substitute Award shall be granted in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 4.    Administration.

(a)    Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the Applicable Exchange and Rule 16b-3 and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall meet the independence requirements of the Applicable Exchange.

(b)    Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance requirements must be attained in order for an Award to vest or be settled or paid, establish such performance requirements and certify whether, and to what extent, such performance requirements have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash or Shares shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan or any Prior Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated, and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

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(c)    Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. A Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall not be deemed to have had a termination of employment for purposes of the Plan.

(d)    Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s organizational documents, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

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(e)    Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company, subject to such restrictions and limitation as the Committee may specify and to the requirements of applicable law, the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act) and employees of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act) or prospective employee), and all necessary and appropriate decisions and determinations with respect thereto.

(f)    Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 5.    Shares Available for Awards; Cash Payable Pursuant to Awards; Award Limits.

(a)    Shares and Cash Available; Award Limits.

(i)    Subject to the share counting rules of this Plan and adjustment as provided in Section 5(b), as of the Effective Date, the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (the “Plan Share Limit”) shall be 482,314 Shares, less one Share for every Share that was subject to an award granted under the 2015 Plan after December 31, 2021 and prior to the Effective Date. For the avoidance of doubt, no Awards will be granted under the 2015 Plan or any other Prior Plan on or after the Effective Date.

(ii)    Subject to adjustment as provided in Section 5(b), each Share that is subject to an Award that is denominated in Shares shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share.

(iii)    If, after the Effective Date (or after December 31, 2021, with respect to awards granted under the 2015 Plan), any Award granted under the Plan or any Prior Plan is (A) forfeited, or otherwise expires, terminates or is canceled or forfeited without the delivery of all Shares subject thereto, or (B) is settled other than wholly by delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Share Limit (or, with respect to awards granted under the 2015 Plan, shall be added to the Plan Share Limit). For the avoidance of doubt, the following Shares shall be added (or added back as applicable) to the Plan Share Limit upon the occurrence of any of the following after the Effective Date (or after December 31, 2021, with respect to awards granted under the 2015 Plan): (1) Shares tendered or otherwise used by a Participant or withheld by the Company in payment of the Exercise Price of an Option (or an option granted under a Prior Plan); (2) Shares tendered or otherwise used by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award (or an award granted under a Prior Plan); (3) Shares subject to a SAR (or a stock appreciation right granted under a Prior Plan) that are not issued in connection with its stock settlement on exercise thereof; and (4) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or options granted under a Prior Plan).

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(iv)    Notwithstanding any other provision in the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any fiscal year, plus the aggregate amount of all cash payments made to such Non-Employee Director for services rendered as a director for the same fiscal year, shall not exceed $750,000 (the “Annual Director Compensation Limit”). For the avoidance of doubt, any compensation that is deferred shall be counted toward the Annual Director Compensation Limit during the year in which it is first earned.

(v)    Subject to adjustment as provided in Section 5(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 482,314 Shares (such amount, the “Plan ISO Limit”).

(b)    Adjustments for Changes in Capitalization and Similar Events.

(i)    In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, or other “equity restructuring” (within the meaning of Accounting Standards Codification 718) the Committee shall equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) Plan Share Limit, and (2) the Plan ISO Limit, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment.

(ii)    In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (V) the Plan Share Limit, and (W) the Plan ISO Limit, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR, and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

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(c)    Substitute Awards. Substitute Awards shall not reduce the Plan Share Limit, nor shall Shares subject to a Substitute Award be added to the Plan Share Limit. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Plan Share Limit (and Shares subject to such Awards shall not be added to the Plan Share Limit); provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre‑existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition, merger or combination.

(d)    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, of treasury Shares not reserved for any other purpose, or of Shares purchased on the open market.

SECTION 6.    Eligibility. Any director, officer, employee or Consultant (including any prospective director, officer, employee or Consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 7.    Awards.

(a)    Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units, (vi) Cash Incentive Awards, (vii) Deferred Share Units, and (viii) other equity based or equity related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

C-11	Cable One, Inc. ▪ 2022 Proxy Statement

(b)    Options.

(i)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) the number of Shares subject to each Option to be granted to each Participant, (C) the Exercise Price thereof, (D) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option, (E) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement, and (F) whether the Option should vest based on the attainment of Performance Goals, on the passage of time, or on a combination thereof. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii)    Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per‑Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant; provided, further, that Options granted as Substitute Awards may be granted with a per Share exercise price that is less than 100% of the Fair Market Value per Share on the date of grant.

(iii)    Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 7(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Each Option may be exercised in whole or in part; provided, however, an Option shall not be exercisable with respect to fractional Shares. The partial exercise of an Option shall not cause the expiration, termination or cancelation of the remaining portion thereof. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

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(iv)    Payment.

(A)    No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 10(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option, or (4) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 7(b)(iv) or Section 10(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B)    Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v)    Expiration/Forfeiture. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the tenth anniversary of the date the Option is granted (or, in the case of vested Options, three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or Consultant of the Company or one of its Affiliates, if earlier). In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c)    SARs.

(i)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) the number of SARs to be granted to each Participant, (C) the Exercise Price thereof, (D) the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement, and (E) whether the SARs should vest based on the attainment of Performance Goals, on the passage of time, or on a combination thereof.

(ii)    Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted); provided that SARs granted as Substitute Awards may be granted with a per Share exercise price that is less than 100% of the Fair Market Value per Share on the date of grant.

(iii)    Vesting and Exercise. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, or a combination thereof. Each SAR shall be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter.

C-13	Cable One, Inc. ▪ 2022 Proxy Statement

(iv)    Expiration/Forfeiture. Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the tenth anniversary of the date the SAR is granted (or, in the case of vested SARs, three months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or Consultant of the Company or one of its Affiliates, if earlier). In no event may SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d)    Restricted Shares.

(i)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares shall be granted, (B) the number of Restricted Shares to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Restricted Shares may vest or may be forfeited to the Company, (D) the terms and conditions of each such Award, including the vesting criteria, term and methods and form of settlement, and (E) whether the Restricted Shares should vest based on the attainment of Performance Goals, on the passage of time, or on a combination thereof.

(ii)    Share Certificates. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii)    Rights as a Stockholder. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement and subject to Section 7(j), the Participant shall be entitled to the rights of a stockholder (including the right to vote and the payment of dividends or dividend equivalents) in respect of such Restricted Shares.

(e)    RSUs.

(i)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom RSUs shall be granted, (B) the number of RSUs to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the RSUs may vest or may be forfeited to the Company, (D) the terms and conditions of each such Award, including the vesting criteria, term and methods and form of settlement, and (E) whether the RSUs should vest based on the attainment of Performance Goals, on the passage of time, or on a combination thereof.

(ii)    Payment/Lapse of Restrictions. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, or a combination thereof, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

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(f)    Performance Goals.

(i)    General. With respect to an Award that vests based on the attainment of Performance Goals, with regard to a particular Performance Period, the Committee shall have full discretion to select (A) the length of such Performance Period, (B) the Performance Criteria that will be used to establish the Performance Goal(s), (C) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (D) any additional vesting conditions whether or not performance-based that may apply to such Awards.

(ii)    Modification of Performance Goals. The Committee is authorized at any time, in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period including but not limited to, (A) in the event of, or in anticipation of, any unusual or nonrecurring corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(g)    Performance Units.

(i)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii)    Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, subject to the provisions of this Plan and depending on the extent to which they are met during a Performance Period, will determine the number and/or value of Performance Units that will be paid out to the Participant.

(iii)    Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

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(iv)    Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may authorize the payment of earned Performance Units in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(h)    Cash Incentive Awards.

(i)    Grant. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 5(a), the amount of Cash Incentive Awards to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company, and (D) the other terms and conditions of each Cash Incentive Award. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee may set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the amount and/or value of the Cash Incentive Award that shall be paid to the Participant.

(ii)    Earning of Cash Incentive Awards. Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of a Cash Incentive Award shall be entitled to receive a payout of the amount of the Cash Incentive Award earned by the Participant over the specified vesting period, which, in the case of any Cash Incentive Award the vesting of which is subject to the achievement of performance goals, shall be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

(i)    Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b‑3 and applicable law.

(j)    Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, the Committee may provide in the applicable Award Agreement, other than for an Option or SAR or Cash Incentive Award, for the payment of dividends or dividend equivalents to the Participant, payable in cash, Shares, or a combination thereof, on a deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion. The Committee may provide that the dividend equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Notwithstanding the foregoing, any dividends (including payable in connection with Restricted Shares) or dividend equivalents (payable in connection with Awards other than Options or SARs) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award is vested or earned.

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SECTION 8.    Amendment and Termination.

(a)    Amendments to the Plan. Subject to any applicable law or government regulation and to the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit or the Plan ISO Limit, (ii) materially expand the types of awards available under the Plan or the class of employees or other individuals eligible to participate in the Plan, or (iii) result in the amendment, cancellation or action described in clause (i), (ii) or (iii) of the second sentence of Section 8(b) being permitted without the approval by the Company’s stockholders; provided, however, that any adjustment under Section 5(b) shall not constitute an increase for purposes of this Section 8(a)(i). No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement or made to comply with applicable law, tax rules, stock exchange rules or accounting rules.

(b)    Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, for such actions taken to comply with applicable law, tax rules, stock vesting rules or accounting rules or as otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment, or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 5(b) or Section 9 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c)    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the penultimate sentence of Section 8(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 5(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR, and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

C-17	Cable One, Inc. ▪ 2022 Proxy Statement

SECTION 9.    Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the Effective Date, unless provision is made in connection with the Change of Control for (a) assumption or continuation of Awards previously granted, or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units, Cash Incentive Awards, and Awards that vest based on the attainment of Performance Goals shall automatically vest as of immediately prior to such Change of Control as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and shall be paid out as soon as practicable following such Change of Control, and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards that vest based on the attainment of Performance Goals) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control and shall be paid out as soon as practicable following such Change of Control. The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

SECTION 10.    General Provisions.

(a)    Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance; (ii) no transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award; and (iii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

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(b)    No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)    Share Certificates. All certificates or book entry credits for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.

(d)    Withholding.

(i)    Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)    Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of Section 10(d)(i), subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability (A) by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) or by delivery of irrevocable instructions to a broker to sell Shares and promptly deliver to the Company the proceeds from the sale of Shares, in each case, with the amount realized equal to the amount required to cover such withholding liability, or (B) by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), the number of whole Shares necessary to satisfy such withholding liability based on the fair value of such Shares at such time (at up to the minimum required tax withholding rate for the Participant (or permitted transferee) or such other rate that will not cause an adverse accounting consequence or cost, in accordance with Company policy and as authorized by the Committee).

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(e)    Section 409A.

(i)    It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii)    No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six‑month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv)    Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f)    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

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(g)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or Consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)    No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Except as otherwise provided in Section 5(b), Section 8(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, or other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j)    Governing Law.

(i)    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)    Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

C-21	Cable One, Inc. ▪ 2022 Proxy Statement

(m)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n)    Recoupment of Awards. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (a) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (b) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion, or (c) to the extent applicable to the Participant, otherwise violates the Clawback Policy or any other policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (i) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (ii) a Participant must repay the gain to the Company realized under a previously paid Award that vests based on the attainment of Performance Goals, Performance Unit or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 10(n) or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

(o)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Cable One, Inc. ▪ 2022 Proxy Statement	C-22

(p)    Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(q)    Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(r)    Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive.

C-23	Cable One, Inc. ▪ 2022 Proxy Statement

Cable One™

CABLE ONE, INC.
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO
VIEW MATERIALS & VOTE

THERE ARE MULTIPLE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 20, 2022**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CABO2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 20, 2022**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74568-P67378

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors recommends you vote FOR all Nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Brad D. Brian	☐	☐	☐
1b. Thomas S. Gayner	☐	☐	☐
1c. Deborah J. Kissire	☐	☐	☐
1d. Julia M. Laulis	☐	☐	☐
1e. Thomas O. Might	☐	☐	☐
1f. Kristine E. Miller	☐	☐	☐
1g. Katharine B. Weymouth	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Cable One™

ANNUAL MEETING OF STOCKHOLDERS
Friday, May 20, 2022
8:00 a.m. (Arizona time (PDT))

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

D74569-P67378

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 20, 2022

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Julia M. Laulis and Steven S. Cochran, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Friday, May 20, 2022, at 8:00 a.m., Arizona time (PDT), or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEE DIRECTORS; AND FOR PROPOSALS 2, 3, 4 AND 5.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side